Exhibit 99.d(2)

Financial Statements

of the

Government of New Zealand

for the Year Ended 30 June 2004

ISBN 0-478-18267-8	Prepared and furnished to the House of Representatives in accordance with Part III of the Public Finance Act 1989

© Crown Copyright Reserved
ISBN 0-478-18267-8

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Contents

Statement of Responsibility

Ministerial Statement

Commentary on the Financial Statements

Overview

Use of the Operating Surplus

Financial Performance

Financial Position

Core Crown Cash Flows

Prior Year Comparison

Historical Information

Report of the Auditor-General

Financial Statements

Statement of Financial Performance

Statement of Cash Flows

Statement of Financial Position

Statement of Movements in Equity

Statement of Borrowings

Statement of Commitments

Statement of Contingent Liabilities and Contingent Assets

Statement of Segments

Statement of Accounting Policies

Notes to the Financial Statements

Additional Statements on Core Crown

Core Crown Cash Flows Reconciliation to Government Stock Issues

Statement of Unappropriated Expenditure, Expenses or Liabilities

Statement of Emergency Expenditure, Expenses or Liabilities

Statement of Trust Money

Supplementary Information

Crown Reporting Entity as at 30 June 2004

Information on Property, Plant and Equipment

Information on State-owned Enterprises and Crown Entities

Statement of Responsibility

These financial statements have been prepared by the Treasury in accordance with the provisions of the Public Finance Act 1989.  The financial statements comply with generally accepted accounting practice.

The Treasury is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance that the transactions recorded are within statutory authority and properly record the use of all public financial resources by the Crown.  To the best of my knowledge, this system of internal control has operated adequately throughout the reporting period.

John Whitehead
Secretary to the Treasury

17 September 2004

I accept responsibility for the integrity of these financial statements, the information they contain and their compliance with the Public Finance Act 1989.

In my opinion, these financial statements fairly reflect the financial position of the Crown as at 30 June 2004 and its operations for the year ended on that date.

Hon Dr Michael Cullen
Minister of Finance

17 September 2004

Ministerial Statement

Over the past five years the New Zealand economy has performed strongly.  This together with careful fiscal management has resulted in a steady strengthening of the fiscal position.  Operating surpluses have increased and gross and net debt levels have reduced.  This has been our goal.

The financial statements for the year ended 30 June 2004 show an operating balance surplus result of $7.4 billion.

The OBERAC (operating balance excluding revaluations and accounting policy changes) was $6.6 billion compared with $5.6 billion last year.  Both indicators have improved from last year reflecting continued economic growth.

The $6.6 billion OBERAC was $0.6 billion higher than Treasury forecasts in the 2004 Budget Economic and Fiscal Update.

The OBERAC surplus was sufficient to fund capital needs and set aside $1.9 billion for the New Zealand Superannuation Fund.

In addition gross sovereign-issued debt has tracked down to 25.4% (27.7% 30 June 2003), which is consistent with the Government’s recently revised long-term fiscal objective of gross debt as a percentage of GDP slowly reducing over the longer term and passing through 20% of GDP by 2015.

The government will continue to manage the Crown’s overall finances in a prudent and responsible manner. While the shift in actual outturn since the budget is in a positive direction, our overall fiscal strategy is to maintain a cautious fiscal stance with sufficient headroom to provide a buffer against forecast changes or unanticipated events.

Hon Dr Michael Cullen
Minister of Finance

17 September 2004

Commentary

on the

Financial Statements

Overview

The Crown financial statements show:

			30 June 2004
	30 June 2004		Estimated		30 June 2003
		Ratio to	actual	Ratio to		Ratio to
$ million	Actual	GDP%(1)	forecast	GDP%(2)	Actual	GDP%
Operating balance	7,424	5.3%	5,875	4.3%	1,966	1.5%

OBERAC	6,629	4.7%	5,986	4.3%	5,580	4.3%

Net worth	35,463	25.3%	29,792	21.6%	23,781	18.2%

Net cash flow from core operating and investing activity	520	0.4%	135	0.1%	1,217	0.9%

Total Crown debt	36,825	26.3%	35,640	25.9%	38,285	29.4%

Gross sovereign-issued debt	35,527	25.4%	34,031	24.7%	36,086	27.7%

Net core Crown debt	15,204	10.8%	15,901	11.5%	17,577	13.5%

Net debt with NZS Fund assets	11,248	8.0%	12,016	8.7%	15,693	12.0%

 (1)  Calculated using updated Treasury estimate of nominal expenditure based GDP

 (2)  Calculated using Treasury BEFU forecast of nominal expenditure based GDP for the year to June 30

•                       a $7.4 billion (5.3% of GDP) operating balance surplus and an OBERAC of $6.6 billion (4.7% of GDP)(1).  The OBERAC was around $0.6 billion higher than forecast due to higher tax revenues (around $0.2 billion), lower core Crown expenses (around $0.1 billion) and higher Crown entity surpluses (around $0.3 billion)

•                       an OBERAC of $6.6 billion was higher than last year’s $5.6 billion (4.3% of GDP), reflecting:

•                       growth in taxation revenue of 6.9%, which has been driven by growth in wages, employment, corporate profits and consumption

•                       offset by growth in core Crown expenses (excluding liability valuation movements) of 4.5%, largely reflecting the additional policy spending introduced in the 2003 Budget (consistent with the Government’s spending intentions), benefit indexation and some increase to demand-driven forecasts in areas such as education

•                       a $0.5 billion net cash inflow from the current year’s core Crown operations, reflecting $5.4 billion in core Crown cash flows from operating activities, which were used to fund core Crown capital spending of $4.9 billion (including an allowance of $1.9 billion to the New Zealand Superannuation Fund)

•                       an increase of $1.5 billion in gross sovereign-issued debt compared with forecast.  This is largely due to higher than forecast borrowings (with a corresponding increase in financial assets) held by the Reserve Bank.  Net core Crown debt was lower than forecast by $0.7 billion primarily due to lower-than-forecast purchases of physical assets and lower-than-forecast investment in Crown entities

•                       net worth increased $11.6 billion from last year, reflecting the operating balance of $7.4 billion and physical asset revaluations of $4.2 billion.

(1)          The OBERAC is a fiscal indicator that removes revaluation movements and accounting policy changes.  The OBERAC is not a measure of the controllable portion of the operating balance.  As such it does not isolate aspects of the operating balance (such as tax revenue and unemployment benefits) that arise from cyclical factors.

Use of the Operating Surplus

The following table explains how the operating surplus/OBERAC was calculated for the 2003/04 actual results and estimated actual forecasts and then how it was applied.  Any extra spending or reduced tax revenue would add to the bottom-line cash shortfall (and add to the need to borrow).

	2003/04
$ million	Actual	Estimated actual	Description of Items
(the sum of the first three lines = operating balance)	46,932	46,621	Core Crown revenues – these are the revenues the Government collects. They are mainly taxes.
	(41,608)	(42,211)	Core Crown expenses – these represent most of the Government’s spending, BUT not all of it. This is the day-to-day spending (salaries, benefit payments, etc) that does not create Government assets.
	2,100	1,465	Net surplus of SOEs and Crown entities – this is the net surplus (after dividends) that SOEs and Crown entities make.
	(795)	111	OBERAC adjustments – removal of large revaluation movements
OBERAC	6,629	5,986	OBERAC – the residual from revenues and expenses less removal of large valuation movements (the OBERAC and operating balance are the same in forecast years).
Less	(1,186)	(266)

Retained items and non-cash items – items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities. The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending. Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below). Additionally, the actual working capital movements such as payment of creditors impacts on the level of net cashflows from operations.

Equals surplus cash flows	5,443	5,720

Cash from operations – these are the cash flows from core Crown operations (excluding the NZS Fund). This is the cash equivalent of the operating surplus and is available to assist funding capital spending.

Less capital spending	(1,879)	(1,879)	Contributions to the NZS Fund – the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments.
	(1,299)	(1,593)	Purchase of assets – departments buy assets including computer equipment, new buildings (eg, prisons) and defence equipment.

	(1,725)	(1,830)

Loans to others (advances) – these are mainly student loans (the Government is committed to help students access tertiary education by funding student loans) and refinancing private sector debt of DHBs and HNZC.

	(20)	(283)	Net capital injections – investments in Crown entities to enable them to build hospitals and housing.
What is left	520	135	Cash available/(shortfall) – this amount needs to be funded if it is a shortfall. Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

Financial Performance

This section first compares the actual 2003/04 financial performance with the 2004 Budget estimated actual forecast and then with the 2003 Budget original forecast.

The operating balance was $1.5 billion higher than the 2004 estimated actual forecast.  The following table provides a breakdown of the operating balance at a total Crown level (eg, revenues and expenses include those of all entities, including SOEs and Crown entities (except Tertiary Education Institutions – TEIs)).

$ million	Actual	Estimated actual forecast	Variance against estimated actual	2003 Budget forecast	Variance against 2003 Budget forecast
Revenue
Taxation revenue	42,532	42,353	179	40,651	1,881
Levies, fees, fines & penalties	2,986	3,006	(20)	2,826	160
Other revenue	14,869	14,835	34	13,793	1,076
Total Revenue	60,387	60,194	193	57,270	3,117

Expenses
Functional expenses	50,629	50,932	(303)	50,911	(282)
Finance and FX movts	2,573	2,656	(83)	2,225	348
GSF and ACC liability movts	(145)	822	(967)	412	(557)
Total Expenses	53,057	54,410	(1,353)	53,548	(491)
Net surplus of TEIs	139	151	(12)	77	62
Minority interest	(45)	(60)	15	(38)	(7)
Operating Balance	7,424	5,875	1,549	3,761	3,663

These results can be broken down into three institutional segments.  The following table is a summary of the information shown on pages 34 to 38.

$ million	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
Revenue
June 2004 actual	46,932	21,172	8,957	(16,674)	60,387
Estimated actual forecast	46,621	20,675	8,997	(16,099)	60,194
Variance	311	497	(40)	(575)	193

Expenses
June 2004 actual	41,608	19,602	8,240	(16,393)	53,057
Estimated actual forecast	42,211	19,831	8,249	(15,881)	54,410
Variance	(603)	(229)	(9)	(512)	(1,353)

TEI Surplus and Minority Interest
June 2004 actual	—	139	(45)	—	94
Estimated actual forecast	—	151	(60)	—	91
Variance	—	(12)	15	—	3

Operating Balance
June 2004 actual	5,324	1,709	672	(281)	7,424
Estimated actual forecast	4,410	995	688	(218)	5,875
Variance	914	714	(16)	(63)	1,549

This shows the operating balance variance arose in the core Crown and Crown entity segments:

•                      the core Crown segment was higher by $914 million, primarily due to higher tax revenue of $268 million, higher investment income of $114 million and a lower GSF liability valuation of $591 million

•                      the Crown entity segment was higher by $714 million due to a lower ACC liability valuation of $416 million and higher surpluses across other Crown entities of around $300 million.

Further detail on major variances within the core Crown and Crown entities can be found in the following sections.

OBERAC details

Reconciling the operating balance to the OBERAC for the year ended 30 June 2004:

	Actual	Estimated actual forecast	Variance against estimated actual
	$m	$m	$m	Variance explanation
Operating balance	7,424	5,875	1,549
Add back valuation items
Net GSF valuation movement	(508)	83	(591)	The liability movement was lower due to a change in the average after-tax discount rate to 4.4% (4.1% 2004 Budget).
ACC valuation movement	(309)	107	(416)	The liability movement was lower due to a change in the average discount rate to 6.5% (6.0% 2004 Budget), partially offset by an increase in the long-term Labour Cost Index to 2.5% (2.4% 2004 Budget).
Physical assets’ devaluations	127	—	127	Asset devaluations relating to Defence equipment, aircraft and conservation related assets.
Other equity investment devaluations and currency exposure	(105)	(79)	(26)	Equity investment and associated currency exposure have shown a slight appreciation due to improvements in international equity prices.
OBERAC	6,629	5,986	643	Higher tax revenue (around $0.2 billion), lower core Crown expenses (around $0.1 billion), higher Crown entity results ($0.2 billion) and higher investment income ($0.1 billion).

Core Crown variances

Core Crown revenue was $311 million (0.7%) higher than forecast due to increased tax revenue and investment income.  Tax revenue was $268 million higher ($179 million after eliminations with SOEs and other taxpaying entities in the reporting entity), due to:

•                      goods and services tax, which was $116 million higher due to a small shift in the timing of revenue recognition

•                      small positive variances across a number of tax types.

Investment income was higher by around $114 million due to increased investment gains in GSF and higher dividends from SOEs (which are eliminated at the whole of Crown level).

Expenses were lower-than-forecast by $603 million (1.4%), made up of:

•                      a lower gross GSF liability movement of $529 million (the net GSF liability was lower by $591 million as outlined in the OBERAC table), due to a change in the average after-tax discount rate to 4.4% from 4.1% and other scheme experience

•                      other expenses, which were a net $74 million lower.

Across the functional expenses, the major variances relative to forecast were:

•                      social security and welfare expenses, which were higher by $47 million largely due to an increase in the allowance for non-collection of overpayments, offset by lower benefit payments

•                      defence expenses, which were higher by $45 million due to revaluation losses on specialist military equipment, partially offset by gains on the sale of surplus land

•                      economic and industrial services expenses, which were lower by $54 million largely due to lower employment subsidy payments and delays in employment projects

•                      heritage, culture and recreation expenses, which were lower by $37 million due to lower spending on funding for large screen movies.

Crown entities’ surpluses

Crown entities’ surpluses were higher than forecast by $714 million due to:

•                      a lower ACC liability valuation of $416 million

•                      other revenues being higher by $485 million (3.1%) spread over a number of entities which has been partially offset by higher expenses of $333 million (1.7%)

•                      favourable foreign exchange related movements of $124 million (ACC and EQC).

Comparison with 2003 Budget forecasts

All of the items outlined above contributed to the variance against the 2003 Budget forecasts.  There were a number of other significant influences driving the change in the operating balance since the 2003 Budget forecast.  Significant influences include tax revenue which has increased versus forecast by around $2.0 billion (4.9%).  The increase was mainly due to:

•                      source deductions, which were up $512 million (3.1%), largely reflecting higher-than-expected growth in wages and employment

•                      corporate tax, which was up $978 million (16.6%) reflecting stronger-than-expected corporate profitability throughout 2003

•                      goods and services tax, which was up $604 million (6.6%) due to stronger-than-forecast consumer spending and residential investment.

Total benefit payments were lower by around $200 million reflecting lower levels of unemployment benefit payments.

Higher surpluses of Crown entities, driven by improved net investment income gains and spending on capital items rather than operating in the Transport sector.

The following table provides a breakdown of the movements from the budgeted results:

$ million	2004 Estimated actual forecast	2003 Budget forecast
2003/04 Operating Balance per 2004 and 2003 Budgets	5,875	3,761
Core Crown Revenue Movements
Taxation revenue forecasts	268	1,990
Investment income	114	350
Other income	(71)	123
	311	2,463
Core Crown Expense Movements
Social security and welfare	(47)	194
GSF pension expenses	541	263
Health	12	65
Education	4	22
Core government services	(10)	(48)
Other functional expenses	68	(305)
Finance costs	21	(229)
Net foreign-exchange losses/(gains)	14	(7)
Forecast for future new spending	—	175
	603	130
Net SOE and Crown Entity Movements (after dividends)
Movement in ACC outstanding claims liability	438	329
Other movements in net surplus of SOEs and Crown entities	197	741
	635	1,070
Total Change	1,549	3,663
Operating Balance per 30 June 2004	7,424	7,424

Financial Position

The Statement of Financial Position recording the Crown’s assets, liabilities and net worth for the year ended 30 June 2004 was:

$ million	Actual	Estimated actual forecast	Variance against estimated actual	2003 Budget forecast	Variance against 2003 Budget forecast
Financial assets	35,531	32,165	3,366	28,748	6,783
Property, plant and equipment	57,940	53,912	4,028	52,105	5,835
Other assets	17,201	16,516	685	14,725	2,476
Total Assets	110,672	102,593	8,079	95,578	15,094

Gross debt	36,825	35,640	1,185	36,378	447
GSF pension liability	13,542	14,071	(529)	13,335	207
ACC claims liability	9,347	9,763	(416)	9,200	147
Other liabilities	15,495	13,327	2,168	12,669	2,826
Total Liabilities	75,209	72,801	2,408	71,582	3,627
Net Worth	35,463	29,792	5,671	23,996	11,467

These results can be broken down into three institutional segments.  The following table is a summary of the information shown on pages 34 to 38.

$ million	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
Financial assets	26,752	13,117	2,750	(7,088)	35,531
Property, plant and equipment	18,675	28,884	10,381	—	57,940
Other assets	32,250	6,956	2,147	(24,152)	17,201
Total Assets	77,677	48,957	15,278	(31,240)	110,672

Gross debt	34,719	3,757	5,437	(7,088)	36,825
GSF pension liability	13,542	—	—	—	13,542
ACC claims liability	—	9,347	—	—	9,347
Other liabilities	9,947	4,192	2,830	(1,474)	15,495
Total Liabilities	58,208	17,296	8,267	(8,562)	75,209
Net Worth	19,469	31,661	7,011	(22,678)	35,463

Compared with the 2004 estimated actual forecast, net worth has increased by $5.7 billion largely due to revaluations of physical assets of $4.2 billion.  The major contributors to the increase in the revaluation reserve were:

•                      land and buildings of $3.8 billion spread across a number of asset portfolios including Housing New Zealand Corporation ($2.4 billion), Education ($0.9 billion) and Conservation ($0.2 billion).  The reason for the large Housing New Zealand Corporation and Education revaluation is due to the significant increases in property prices during the 2003/04 financial year

•                      the state highway network of $0.3 billion due to movements in land values and price adjustments.

Gross Debt

There are several debt indicators.  The Government’s long-term debt objective focuses on gross sovereign-issued debt as a percentage of GDP slowly reducing over the longer term and passing through 20% of GDP before 2015.

$ million	Actual	Estimated actual forecast	Variance against estimated actual	2003 actual	2003 Budget forecast
Total Crown Debt	36,825	35,640	1,185	38,285	36,378

% of GDP	26.3	25.9	0.4	29.4	27.1

Gross Sovereign-Issued Debt	35,527	34,031	1,496	36,086	34,160

% of GDP	25.4	24.7	0.7	27.7	25.5

Net Core Crown Debt	15,204	15,901	(697)	17,577	18,455

% of GDP	10.8	11.5	(0.7)	13.5	13.8

Net debt with NZS Fund assets	11,248	12,016	(768)	15,693	14,505

% of GDP	8.0	8.7	(0.7)	12.0	10.8

Gross sovereign-issued debt at 30 June 2004 was $35.5 billion, which was 25.4% of GDP and $1.5 billion above the 2004 estimated actual forecast.  This was largely due to a higher balance of borrowings (with a corresponding increase in financial assets) held by the Reserve Bank.

Net core Crown debt was $15.2 billion, which was 10.8% of GDP and $0.7 billion below the 2004 estimated actual forecast.  This largely reflects delays with purchases of physical assets of around $300 million and delays in investment in Crown entities of around $260 million.

Figure 1.1 – Core Crown Debt

Source:                                The Treasury

Net core Crown debt decreased from last year by around $2.4 billion, reflecting, in part, the improved cash position during 2004.  Cash flows from core Crown operations have financed all capital spending including growth in financial assets that make up net debt (eg, student loans).

Other balance sheet items

Other key variances within the Statement of Financial Position include:

•                      property, plant and equipment (physical assets) are higher than forecast and higher than last year, largely reflecting asset revaluations as at 30 June 2004 (refer previous explanation of increase in revaluation reserve)

•                      both the net GSF liability and ACC liability have decreased compared to the 2004 estimated actual forecast.  The decreases in the liabilities have been largely driven by increases in the interest rates used to discount the liabilities (a higher discount rate decreases the liabilities).  Notes 16 and 17 to the financial statements provide detailed information on the movements and the changes to interest rates and other assumptions underpinning the estimates of liabilities.

International financial reporting standards

The New Zealand Accounting Standards Review Board announced in December 2002 that International Financial Reporting Standards (IFRSs) will apply to financial reporting by both public and private sector entities from 1 January 2007, but with entities having the option to adopt from 1 January 2005.

The Crown plans to adopt the New Zealand IFRSs in the 2007 Budget, with the actuals for the year ended  30 June 2008 the first audited set to be reported under the new standards.

While IFRS are similar to existing New Zealand Financial Reporting Standards, there are a number of significant differences, most notably in the areas of accounting for financial instruments, taxation, intangible assets and business combinations.  These differences are likely to affect the reported results of the Crown upon adoption of IFRS.  There will also be presentational changes with more information reported on the face of the Statement of Financial Position.

Core Crown Cash Flows

The core Crown cash flows impact on gross sovereign-issued debt and core Crown net debt.  It is this activity that impacts directly on New Zealand Government Stock movements.  More detailed information is included in the separate reconciliation of the core Crown cash flows to net bond issues (refer page 80).

$ million	Actual	Estimated actual forecast
			Variance
			$m	%
Operating activities	5,443	5,720	(277)	(4.8)
Investing activities (including NZS Fund purchases of MSDs equities, and excluding other net purchases of MSDs)	(4,923)	(5,585)	662	(11.9)
Net cash flow from core operating and investing activity	520	135	385	285.2

Net sale/(purchase) of other marketable securities and deposits	541	(353)	894	(253.3)
Financing activity	(811)	(156)	(655)	419.9
Net movement in cash	250	(374)	624	(166.8)

Net cash flows from operating activities were lower than forecast due to lower interest income and sales of goods and services, partially offset by higher than expected tax receipts.

Net cash outflows from investing activities (including NZS Fund contributions and excluding (purchases)/sales of marketable securities and deposits) were $662 million lower than forecast, primarily due to delays in the purchase of physical assets and delays in investing in Crown entities (Housing New Zealand Corporation and District Health Boards).

Net cash inflows from core operating and investing activity were $385 million higher than forecast due to the factors outlined above.

In summary, the OBERAC of $6.6 billion corresponds to $5.4 billion in core Crown cash inflows, which were used to fund core Crown capital spending of $4.9 billion (including an allowance of $1.9 billion to the New Zealand Superannuation Fund), leaving a $0.5 billion net cash flow from the current year’s operations.

Prior Year Comparison

	30 June 2004 actual	30 June 2003 actual	Variance
	$m	$m	$m	%
Statement of Financial Performance
Total taxation revenue	42,532	39,785	2,747	6.9
Other revenue	17,855	17,242	613	3.6
Total Revenue	60,387	57,027	3,360	5.9

Subsidies and transfer payments	15,466	15,107	(359)	(2.4)
Personnel expenses	12,501	11,620	(881)	(7.6)
Operating expenses	22,662	22,565	(97)	(0.4)
Finance costs	2,602	2,550	(52)	(2.0)
Net foreign-exchange (gains)/losses	(29)	81	110	135.8
Movement in total GSF liability	(315)	1,647	1,962	119.1
Movement in total ACC liability	170	1,654	1,484	89.7
Total Expenses	53,057	55,224	2,167	3.9

Net surplus of TEIs	139	151	(12)	(7.9)
Minority interest	(45)	12	57	475.0
Operating Balance	7,424	1,966	5,458	277.6

OBERAC	6,629	5,580	1,049	18.8

Statement of Financial Position
Property, plant and equipment	57,940	52,667	5,273	10.0
Financial assets	35,531	30,338	5,193	17.1
Other assets	17,201	16,846	355	2.1
Total Assets	110,672	99,851	10,821	10.8

Total debt	36,825	38,285	1,460	3.8
Other liabilities	38,384	37,785	(599)	(1.6)
Total Liabilities	75,209	76,070	861	1.1
Net Worth	35,463	23,781	11,682	49.1

Debt indicators
Gross sovereign-issued debt	35,527	36,086	559	1.5
Net core Crown debt	15,204	17,577	2,373	13.5
Net debt with NZS Fund assets	11,248	15,693	4,445	28.3

The 2003/04 operating balance was higher than the 2002/03 operating balance, mainly due to:

•                      a $2,747 million (6.9%) increase in taxation revenue largely reflecting the impact of growth in source deductions reflecting strength in the labour market, growth in companies tax driven by strong corporate returns and growth in goods and services tax driven by increased consumer spending and residential investment

•                      total expenses, which were lower than 2002/03 due to movements in the GSF and ACC liability valuations being lower by around $3.4 billion, partially offset by additional policy spending on initiatives from the 2003 Budget and benefit indexation.

Significant movements within total Crown functional expenses (refer information on page 25) were:

•                      lower social security and welfare expenses of $1.0 billion, largely due to the lower movement in the ACC liability valuation, partially offset by annual benefit indexation

•                      lower GSF expenses of $2.0 billion, due to the lower movement in the GSF liability valuation as a result of a higher discount rate

•                      higher health expenses of around $0.2 billion, driven primarily by increased funding to maintain and improve existing service levels and the impact of demographic increases, offset by an increase in expenses transferred from 2003/04 into 2004/05

•                      higher education expenses of around $0.6 billion due to increased funding provided in the 2003 Budget and the impact of demand-driven expenses (roll growth)

•                      lower economic and industrial services expenses of around $0.2 billion due to the electricity SOEs incurring lower costs due to low spot prices for electricity (offset entirely by lower revenue as they also sold electricity at lower spot prices)

•                      higher heritage, culture and recreation expenses of around $0.2 billion largely due to new policy initiatives.

Net worth significantly improved from 2002/03 by $11.6 billion, reflecting the operating balance of $7.4 billion for 2003/04 and revaluations of property, plant and equipment of $4.2 billion.

Total Crown debt has decreased by $1.5 billion mainly due to lower gross sovereign-issued debt (refer explanation below) and an increase in the cross-holding of Government stock held by the NZS Fund and ACC.

Gross sovereign-issued debt was $0.6 billion lower than the previous year due to the maturity of debt which has not been rolled over (due to favourable cash flows).

Net core Crown debt was $2.4 billion lower than the previous year primarily due to the residual cash impact from net cash flows (core Crown operating cash flows were higher than the outflows for the capital spending).  The reconciliation of net core Crown cash flows from operations with net cash proceeds from domestic bonds outlines the variance in more detail (refer page 80).

Historical Information

	2004	2003	2002	2001	2000	1999	1998	1997
	$m	$m	$m	$m	$m	$m	$m	$m
Statement of Financial Performance
Tax revenue	42,532	39,785	36,215	34,744	32,000	30,227	31,161	30,160
% of GDP	30.4%	30.5%	28.9%	29.6%	29.1%	29.1%	31.0%	30.7%
Other revenue	17,855	17,242	13,764	10,762	9,557	11,758	9,931	9,643
Total Revenue	60,387	57,027	49,979	45,506	41,557	41,985	41,092	39,803
% of GDP	43.1%	43.7%	39.9%	38.8%	37.8%	40.5%	40.8%	40.5%
Total Expenses	53,057	55,224	47,653	44,213	40,128	40,280	39,044	37,940
% of GDP	37.9%	42.3%	38.1%	37.7%	36.5%	38.8%	38.8%	38.6%
Net surplus of TEIs	139	151	78	65	74	58	79	45
Minority interest	(45)	12	(13)	—	—	—	—	—
Operating Balance	7,424	1,966	2,391	1,358	1,503	1,763	2,127	1,908
% of GDP	5.3%	1.5%	1.9%	1.2%	1.4%	1.7%	2.1%	1.9%

OBERAC	6,629	5,580	2,751	2,115	884	246	2,191	1,904
% of GDP	4.7%	4.3%	2.2%	1.8%	0.8%	0.2%	2.2%	1.9%

Core Crown Revenue	46,932	43,624	39,907	38,005	34,891	34,899	34,222	33,533

Core Crown Expenses
Social security and welfare	14,252	13,907	13,485	13,207	12,883	12,889	12,497	11,865
GSF pension expenses	660	2,625	1,409	1,112	736	1,372	735	994
Health	8,111	7,501	7,032	6,660	6,146	5,875	5,361	5,029
Education	7,585	7,016	6,473	6,136	5,712	5,337	5,162	4,817
Core government services	1,741	1,780	1,540	1,798	1,642	1,634	1,508	1,606
Other	7,000	6,442	5,838	5,529	5,274	4,940	4,903	4,440
Finance costs	2,252	2,360	2,118	2,304	2,205	2,367	2,673	2,945
Net foreign exchange losses/(gains)	7	118	75	(47)	(62)	(47)	13	12
Total Core Crown Expenses	41,608	41,749	37,970	36,699	34,536	34,367	32,852	31,708

Core Crown Cash Flows
operating and investing activity	520	1,217	(111)	(652)	1,597	864	(554)	5,151

Statement of Financial Position
Property, plant and equipment	57,940	52,667	50,536	45,954	43,609	42,102	40,877	40,841
Financial assets	35,531	30,338	24,408	21,848	19,921	19,659	17,547	14,101
Other assets	17,201	16,846	13,116	9,878	9,731	9,588	10,961	10,730
Total Assets	110,672	99,851	88,060	77,680	73,261	71,349	69,385	65,672

Total debt	36,825	38,285	36,564	34,760	34,759	35,833	38,125	36,999
% of GDP	26.3%	29.4%	29.2%	29.6%	31.6%	34.5%	37.9%	37.6%
Other liabilities	38,384	37,785	32,676	31,457	29,919	29,494	21,339	21,203
Total Liabilities	75,209	76,070	69,240	66,217	64,678	65,327	59,464	58,202
Net Worth	35,463	23,781	18,820	11,463	8,583	6,022	9,921	7,470
% of GDP	25.3%	18.2%	15.0%	9.8%	7.8%	5.8%	9.9%	7.6%

Net Core Crown Debt	15,204	17,577	19,250	19,971	21,396	21,701	24,069	25,324
% of GDP	10.8%	13.5%	15.4%	17.0%	19.5%	20.9%	23.9%	25.8%
Gross Sovereign-Issued Debt	35,527	36,086	36,202	36,761	36,041	36,712	37,892	35,972
% of GDP	25.4%	27.7%	28.9%	31.3%	32.8%	35.4%	37.7%	36.6%
GDP(1)	140,138	130,414	125,191	117,416	109,938	103,752	100,619	98,311

(1) GDP for 2003/04 is calculated using an updated Treasury estimate of nominal expenditure based GDP. Previous years’ GDP figures have been restated where appropriate with updated data.

Report

of the

Auditor General

To the Readers of the Financial Statements of the Government of New Zealand for the Year Ended 30 June 2004

I have carried out the audit of the financial statements of the Government of New Zealand for the year ended 30 June 2004, using my staff and resources and audit agents and their staff and resources.

Unqualified opinion

In our opinion the financial statements of the Government of New Zealand on pages 24 to 86:

•                      comply with generally accepted accounting practice in New Zealand; and

•                      fairly reflect:

•                       the Government of New Zealand’s financial position as at 30 June 2004; and

•                       the results of its operations and cash flows for the year ended on that date.

The audit was completed on 17 September 2004 and is the date at which our opinion is expressed.

The basis of the opinion is explained below.  In addition, we outline the responsibilities of the Government and the Auditor, and explain our independence.

Basis of opinion

We conducted our audit in accordance with the Auditing Standards published by the Auditor-General, which incorporate the Auditing Standards issued by the Institute of Chartered Accountants of New Zealand.

We planned and performed our audit to obtain all the information and explanations we considered necessary in order to obtain reasonable assurance that the financial statements did not have material misstatements, whether caused by fraud or error.

Material misstatements are differences or omissions of amounts and disclosures that would affect a reader’s overall understanding of the financial statements. If we had found material misstatements that were not corrected, we would have referred to them in the opinion.

Our audit involved performing procedures to test the information presented in the financial statements. We assessed the results of those procedures in forming our opinion.

Audit procedures generally include:

•                      determining whether significant financial and management controls are working and can be relied on to produce complete and accurate data;

•                      verifying samples of transactions and account balances;

•                      performing analysis to identify anomalies in the reported data;

•                      reviewing significant estimates and judgements made;

•                      confirming year-end balances;

•                      determining whether accounting policies are appropriate and consistently applied; and

•                      determining whether all financial statement disclosures are adequate.

We did not examine every transaction, nor do we guarantee complete accuracy of the financial statements.

We evaluated the overall adequacy of the presentation of information in the financial statements. We obtained all the information and explanations we required to support the opinion above.

Responsibilities of the Government and the Auditor

The Treasury is responsible for preparing financial statements for the Government in accordance with generally accepted accounting practice in New Zealand. Those financial statements must fairly reflect the financial position of the Government as at 30 June 2004.  They must also fairly reflect the results of its operations and cash flows for the year ended on that date. The Minister of Finance is responsible for forming an opinion that those financial statements fairly reflect the financial position and operations of the Government for that year.  The responsibilities of the Treasury and the Minister of Finance arise from the Public Finance Act 1989.

We are responsible for expressing an independent opinion on the financial statements and reporting that opinion to you. This responsibility arises from section 15 of the Public Audit Act 2001 and section 30 of the Public Finance Act 1989.

Independence

The Auditor-General, as an Officer of Parliament, is constitutionally and operationally independent of the Government.  Other than in exercising functions and powers under the Public Audit Act 2001 as the auditor of public entities, the Auditor-General has no relationship with or interest in the Government.

K B Brady
Controller and Auditor-General
Wellington
New Zealand

Financial Statements

Statement of Financial Performance
(for the year ended 30 June 2004)

Forecast				Actual
2003	Estimated			30 June	30 June
Budget	Actual			2004	2003
$m	$m		Note	$m	$m

		Revenue
		Levied through the Crown’s Sovereign Power
40,651	42,353	Taxation revenue	1	42,532	39,785

2,826	3,006	Levies, fees, fines and penalties	1	2,986	2,763

43,477	45,359	Total Revenue Levied through the Crown’s Sovereign Power	1	45,518	42,548

		Earned through the Crown’s Operations
10,281	10,207	Sales of goods and services	2	10,200	10,385

1,831	2,566	Investment income	3	2,653	1,859

1,681	2,062	Other revenue	4	2,016	2,235

13,793	14,835	Total Revenue Earned through the Crown’s Operations		14,869	14,479
57,270	60,194	Total Crown Revenue		60,387	57,027

		Expenses
		By Input Type
15,787	15,506	Subsidies and transfer payments	5	15,466	15,107

12,099	12,536	Personnel expenses	6	12,501	11,620

22,850	22,890	Operating expenses	7	22,662	22,565

175	—	Forecast for future new spending		—	—

2,225	2,576	Finance costs		2,602	2,550

—	80	Net foreign-exchange (gains)/losses		(29)	81

(87)	214	Movement in total GSF liability	16	(315)	1,647

499	608	Movement in total ACC liability	17	170	1,654
53,548	54,410	Total Crown Expenses		53,057	55,224

3,722	5,784	Revenues less Expenses		7,330	1,803

77	151	Net surplus of TEIs	13	139	151

3,799	5,935	Operating Balance (including minority interest)		7,469	1,954

(38)	(60)	Minority interest		(45)	12

3,761	5,875	Operating Balance		7,424	1,966

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Expenses of the Statement of Financial Performance
(for the year ended 30 June 2004)

Below is an analysis of total Crown expenses and core Crown expenses by functional classification.

This information reconciles with the segment information within the Statement of Segments.

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m

		Total Crown Expenses
		By Functional Classification
16,534	16,447	Social security and welfare	16,038	17,084
923	1,201	GSF pension expenses	660	2,625
7,970	7,892	Health	7,623	7,412
8,134	8,235	Education	8,349	7,788
1,623	1,652	Core government services	1,670	1,655
1,966	2,036	Law and order	2,022	1,911
1,151	1,218	Defence	1,259	1,154
5,700	5,258	Transport and communications	5,443	5,619
3,792	4,440	Economic and industrial services	4,070	4,280
1,083	1,101	Primary services	1,074	1,023
1,556	1,602	Heritage, culture and recreation	1,609	1,425
607	616	Housing and community development	615	542
109	56	Other	52	75
2,225	2,576	Finance costs	2,602	2,550
—	80	Net foreign-exchange (gains)/losses	(29)	81
175	—	Forecast for future new spending	—	—
53,548	54,410	Total Crown Expenses	53,057	55,224

		Core Crown Expenses
		By Functional Classification
14,446	14,205	Social security and welfare	14,252	13,907
923	1,201	GSF pension expenses	660	2,625
8,176	8,123	Health	8,111	7,501
7,607	7,589	Education	7,585	7,016
1,693	1,731	Core government services	1,741	1,780
1,774	1,862	Law and order	1,843	1,734
1,192	1,266	Defence	1,311	1,199
1,316	1,454	Transport and communications	1,461	1,408
1,226	1,246	Economic and industrial services	1,192	1,054
367	373	Primary services	368	355
575	671	Heritage, culture and recreation	634	515
135	140	Housing and community development	139	102
110	56	Other	52	75
2,023	2,273	Finance costs	2,252	2,360
—	21	Net foreign-exchange losses/(gains)	7	118
175	—	Forecast for future new spending	—	—
41,738	42,211	Total Core Crown Expenses	41,608	41,749

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Cash Flows
(for the year ended 30 June 2004)

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m
		Cash Flows from Operations
		Cash was provided from
40,609	42,199	Total tax receipts (refer Note 1)	42,308	39,499
2,724	2,773	Total other sovereign receipts (refer Note 1)	2,852	2,531
919	1,474	Interest	1,366	1,200
47	58	Dividends	56	45
9,798	10,144	Sales of goods and services	10,478	10,543
1,816	2,024	Other operating receipts	1,958	1,472
55,913	58,672	Total Cash Provided from Operations	59,018	55,290

		Cash was disbursed to
16,187	15,715	Subsidies and transfer payments	15,370	15,305
31,412	32,585	Personnel and operating payments	32,398	30,087
2,168	2,315	Finance costs	2,256	2,203
175	—	Forecast for future new spending	—	—
49,942	50,615	Total Cash Disbursed to Operations	50,024	47,595
5,971	8,057	Net Cash Flows from Operations	8,994	7,695

		Cash Flows From Investing Activities
		Cash was provided from
103	230	Sale of physical assets	226	240
103	230	Total Cash Provided from Investing Activities	226	240

		Cash was disbursed to
3,619	4,177	Purchase of physical assets	3,761	3,492
1,527	2,330	Net increase in advances	976	1,341
(35)	2,160	Net purchase/(sale) of marketable securities, deposits and equity investments	2,556	5,023
206	—	Forecast for future new capital spending	—	—
5,317	8,667	Total Cash Disbursed to Investing Activities	7,293	9,856
(5,214)	(8,437)	Net Cash Flows from Investing Activities	(7,067)	(9,616)

757	(380)	Net Cash Flows from Operating and Investing Activities	1,927	(1,921)

		Cash Flows from Financing Activities

		Cash was provided from
—	177	Issues of circulating currency	114	147
6	1,323	Net issue/(repayment) of foreign-currency borrowing	129	1,542
6	1,500	Total Cash Provided from Financing Activities	243	1,689

		Cash was disbursed to
327	357	Net repayment/(issue) of other New Zealand- dollar borrowing	241	(392)
506	1,150	Net repayments/(issues) of Government stock(1)	1,120	(292)
833	1,507	Total Cash Disbursed to Financing Activities	1,361	(684)
(827)	(7)	Net Cash Flows from Financing Activities	(1,118)	2,373
(70)	(387)	Net Movement in Cash	809	452
2,147	2,732	Opening Cash Balance	2,732	2,274
(4)	(4)	Foreign-exchange (losses)/gains on opening cash	(91)	6
2,073	2,341	Closing Cash Balance	3,450	2,732

(1) Net (repayments)/issues of Government stock include movements within Government stock holdings of entities such as NZS Fund, GSF, ACC and EQC. The bonds reconciliation reconciles core Crown activity to New Zealand Debt Management Office (NZDMO) bond issues (refer page 80).

The accompanying notes and accounting policies are an integral part of these statements.

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m

		Reconciliation Between the Net Cash Flows from Operations and the Operating Balance

5,971	8,057	Net Cash Flows from Operations	8,994	7,695
		Items included in the operating balance but not in net cash flows from operations

		Valuation Changes
87	(214)	Decrease/(increase) in pension liabilities	315	(1,647)
(499)	(608)	(Increase)/decrease in ACC liabilities	(170)	(1,654)
—	—	(Increase)/decrease NPF guarantee	(9)	(197)
—	—	(Decrease)/increase in commercial forests	(40)	(20)
—	(278)	Unrealised net foreign-exchange (losses)/gains	(225)	(247)
108	753	Other valuation changes	648	(349)
(304)	(347)	Total Valuation Changes	519	(4,114)

		Property, Plant and Equipment Asset Movements
(2,340)	(2,398)	Depreciation	(2,347)	(2,177)
—	—	Gains/(loss) on sale of physical assets	15	(19)
(2,340)	(2,398)	Total Property, Plant and Equipment Movements	(2,332)	(2,196)

		Other Non-Cash Items
(99)	(15)	Student loans	(80)	(79)
(47)	(47)	Amortisation of goodwill	(78)	(84)
264	199	Other	139	127
118	137	Total Other Non-Cash Items	(19)	(36)

		Movements in Working Capital
37	96	Increase/(decrease) in taxes receivable	468	685
(113)	(686)	(Decrease)/increase in other receivables	(24)	854
35	48	Increase/(decrease) in inventories	48	(56)
357	968	(Increase)/decrease in payables	(230)	(866)
316	426	Total Movements in Working Capital	262	617
3,761	5,875	Operating Balance	7,424	1,966

The accompanying notes and accounting policies are an integral part of these statements

Statement of Financial Position
(as at 30 June 2004)

Forecast				Actual
2003	Estimated			30 June	30 June
Budget	Actual			2004	2003
$m	$m		Note	$m	$m

		Assets
2,073	2,341	Cash and bank	8	3,450	2,732
19,453	22,222	Marketable securities, deposits & equity investments	8	24,636	21,306
7,222	7,602	Advances	9	7,445	6,300
8,325	9,553	Receivables	10	10,587	10,143
902	888	Inventories		888	840
396	241	Other investments	11	259	264
52,105	53,912	Property, plant and equipment	12	57,940	52,667
302	291	Commercial forests		251	312
3,976	4,412	Investment in TEIs	13	4,367	4,212
618	1,131	Intangible assets (including goodwill)	14	849	1,075
206	—	Forecast for new capital spending		—	—
95,578	102,593	Total Assets		110,672	99,851

		Liabilities
9,706	10,255	Payables and provisions	15	12,486	11,878
2,963	3,072	Currency issued		3,009	2,895
28,957	28,682	Borrowings - sovereign guaranteed		29,958	31,077
7,421	6,958	Borrowing - non-sovereign guaranteed		6,867	7,208
13,335	14,071	GSF Pension liability	16	13,542	13,857
9,200	9,763	ACC claims liability	17	9,347	9,155
71,582	72,801	Total Liabilities		75,209	76,070

23,996	29,792	Total Assets less Total Liabilities		35,463	23,781

		Net Worth
11,017	13,956	Taxpayer funds		15,486	8,063
12,786	15,682	Revaluation reserve	18	19,838	15,624
193	154	Minority interest		139	94
23,996	29,792	Net Worth		35,463	23,781

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Key Components of the Statement of Financial Position
(as at 30 June 2004)

Following is an analysis of the New Zealand Superannuation (NZS) Fund and Gross and Net Debt information. The notes to the accounts provide a breakdown of other key balance sheet items.

New Zealand Superannuation Fund (NZS Fund)

Within marketable securities, deposits and equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund may hold NZ Government Stock). The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock. Income after tax includes interest earned from 1 July 2003 to 30 September 2003, while the funds were still held by NZDMO on behalf of the NZS Fund. The NZS Fund’s income after tax reported in their financial statements will represent the period 1 October 2003 to 30 June 2004.

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m

1,884	1,884	Opening balance	1,884	615
1,879	1,879	Gross contribution	1,879	1,200
187	122	Income after tax	193	69
3,950	3,885	NZS Fund Balance	3,956	1,884

Gross and Net Debt information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign guaranteed and non-sovereign guaranteed) of the total Crown.  This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties (ie, after eliminations of internal cross-holdings).

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown.  Any such debt that may be guaranteed is included in the sovereign-guaranteed total.  No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (ie, core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings of entities listed above.  The Government’s debt objective uses this measure of debt.

		Total Crown
36,378	35,640	Total Crown Gross Debt	36,825	38,285

34,160	34,031	Gross Sovereign-Issued Debt	35,527	36,086

		Core Crown
34,160	34,031	Gross sovereign-issued debt	35,527	36,086
(22,382)	(24,581)	Financial assets	(26,752)	(23,029)
11,778	9,450		8,775	13,057

6,677	6,451	NZS Fund and GSF financial assets	6,429	4,520
18,455	15,901	Net core Crown Debt	15,204	17,577

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Movements in Equity
(for the year ended 30 June 2004)

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m
20,197	23,781	Opening Net Worth	23,781	18,820

3,799	5,875	Operating balance (excl. minority interest)	7,424	1,978
38	60	Minority interest in operating balance	45	(12)
—	76	Net revaluations	4,213	2,995
3,799	6,011	Total Recognised Revenues and Expenses	11,682	4,961
23,996	29,792	Closing Net Worth	35,463	23,781

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Borrowings
(as at 30 June 2004)

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m

		Sovereign Guaranteed Debt
		New Zealand-Dollar Debt
18,259	17,412	Government stock	17,351	18,745
5,270	5,435	Treasury bills	5,525	5,317
(1,183)	468	Loans and foreign-exchange contracts	(1,098)	(500)
632	648	Retail stock	654	818
22,978	23,963	Total New Zealand-Dollar Debt	22,432	24,380

		Foreign-Currency Debt
3,591	1,788	United States dollars	3,079	2,495
106	729	Japanese yen	1,015	835
2,282	2,202	European and other currencies	3,432	3,367
5,979	4,719	Total Foreign-Currency Debt	7,526	6,697
28,957	28,682	Total Sovereign-Guaranteed Debt	29,958	31,077

		Non-Sovereign-Guaranteed Debt
6,469	5,907	New Zealand dollars	4,283	5,739
829	928	United States dollars	1,679	977
—	—	Japanese yen	351	212
123	123	European and other currencies	554	280
7,421	6,958	Total Non-Sovereign Guaranteed Debt	6,867	7,208
36,378	35,640	Total Borrowings (Gross Debt)	36,825	38,285

		Less

		Financial Assets (including restricted assets)
		Marketable Securities, Deposits and Equity Investments
7,670	8,230	New Zealand dollars	7,089	8,276
5,211	3,544	United States dollars	4,069	4,144
143	763	Japanese yen	1,206	838
607	773	European and other currencies	2,814	2,247
1,074	849	Reserve position at International Monetary Fund (IMF)	1,012	1,067
1,362	1,758	New Zealand equity investments	1,968	1,401
3,386	6,305	Foreign equity investments	6,478	3,333
		Total Marketable Securities,
19,453	22,222	Deposits and Equity Investments	24,636	21,306

		Advances and Cash and Bank
5,926	6,095	Student loans	5,995	5,370
1,296	1,507	Other advances	1,450	930
2,073	2,341	Cash	3,450	2,732
9,295	9,943	Total Advances and Cash	10,895	9,032
28,748	32,165	Total Financial Assets	35,531	30,338
7,630	3,475	Borrowings less Financial Assets	1,294	7,947

11,120	10,000	Net New Zealand-dollar debt	6,862	11,478
(3,490)	(6,525)	Net foreign-currency debt	(5,568)	(3,531)
7,630	3,475	Borrowings less Financial Assets	1,294	7,947

Non-sovereign guaranteed debt is a mixture of secured and non-secured debt.  Where debt is secured it is over assets of the particular entity or by way of a negative pledge that while any of the stock issued under the relevant deed remains outstanding the entity will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Commitments
(as at 30 June 2004)

	As at 30 June 2004	As at 30 June 2003
	$m	$m
Capital Commitments
Specialist military equipment	86	292
Land and buildings (including electricity assets)	1,611	987
Other property, plant and equipment	1,012	862
Investments	400	145
TEIs	60	32
Total Capital Commitments	3,169	2,318

Operating Commitments
Non-cancellable accommodation leases	1,492	1,268
Other non-cancellable leases	2,330	3,174
Non-cancellable contracts for the supply of goods and services	2,253	1,907
Other operating commitments	3,567	2,645
TEIs	325	316
Total Operating Commitments	9,967	9,310

Total Commitments	13,136	11,628

Total Commitments by Institutional Segment
Core Crown	3,530	4,731
Crown entities	7,413	4,783
SOEs	2,193	2,114
Total Commitments	13,136	11,628

By Term

Capital Commitments
One year or less	2,143	1,156
From one year to two years	740	705
From two to five years	224	434
Over five years	62	23
Capital Commitments	3,169	2,318

Operating Commitments
One year or less	3,042	3,416
From one year to two years	2,182	1,635
From two to five years	2,883	2,298
Over five years	1,860	1,961
Operating Commitments	9,967	9,310
Total Commitments	13,136	11,628

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Contingent Liabilities and Contingent Assets
(as at 30 June 2004)

	As at 30 June 2004	As at 30 June 2003
	$m	$m
Guarantees and indemnities	292	292
Uncalled capital	2,528	2,641
Legal proceedings and disputes	794	242
Other contingent liabilities	1,371	1,316
Total Quantifiable Contingent Liabilities	4,985	4,617

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	4,734	4,418
Crown entities	53	45
SOEs	198	154
Total Quantifiable Contingent Liabilities	4,985	4,617

Quantifiable Contingent Assets
Total Crown	157	129
Total Quantifiable Contingent Assets	157	129

Note 21 contains a breakdown of the material contingent liabilities and a description of non-quantified contingent liabilities and contingent assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Segments
(for the year ended 30 June 2004)

Statement of Financial Performance (institutional form)
for the year ended 30 June 2004 (actual to forecast)

	Current Year Actual vs Forecast
	Core Crown		Crown entities
	Actual	Forecast	Actual	Forecast
	2004	2004	2004	2004
	$m	$m	$m	$m
Revenue
Taxation revenue	43,008	42,740	—	—
Other sovereign-levied income	611	621	2,415	2,441
Sales of goods and services	736	735	1,700	1,652
Investment income	1,999	1,885	984	994
Other revenues	578	640	16,073	15,588
Total Revenue	46,932	46,621	21,172	20,675
Expenses by Input Type
Subsidies and transfer payments	14,058	14,087	1,408	1,419
Personnel expenses	4,315	4,336	6,566	6,572
Operating expenses	21,291	21,280	11,200	10,869
Finance costs	2,252	2,273	235	216
FX losses/(gains)	7	21	23	147
GSF and ACC liability revaluation movements	(315)	214	170	608
Total Expenses	41,608	42,211	19,602	19,831
Expenses by Functional Classification
Social security and welfare	14,252	14,205	2,199	2,654
Health	8,111	8,123	6,613	6,686
Education	7,585	7,589	6,175	5,843
Other functional classifications	9,401	10,000	4,357	4,285
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,259	2,294	258	363
Total expenses	41,608	42,211	19,602	19,831
Net surplus of TEIs	—	—	139	151
Minority interest	—	—	—	—
Operating balance	5,324	4,410	1,709	995

Statement of Financial Position (institutional form)
as at 30 June 2004 (actual to forecast)

	Core Crown		Crown entities
	Actual	Forecast	Actual	Forecast
	2004	2004	2004	2004
	$m	$m	$m	$m
Assets
Financial assets	26,752	24,581	13,117	11,930
Physical assets	18,675	17,832	28,884	25,922
Investment in SOEs & Crown entities (including TEIs)	23,162	23,451	4,367	4,412
Other assets	9,088	8,164	2,589	2,053
Total Assets	77,677	74,028	48,957	44,317
Liabilities
Borrowings	34,719	33,313	3,757	3,395
Other liabilities	23,489	23,286	13,539	12,529
Total Liabilities	58,208	56,599	17,296	15,924
Net Worth	19,469	17,429	31,661	28,393
Taxpayer funds	13,626	12,726	19,126	18,712
Revaluation reserves	5,843	4,703	12,535	9,681
Minority interest	—	—	—	—
Net Worth	19,469	17,429	31,661	28,393
Analysis of Financial Assets and Borrowings
Advances and cash	8,919	8,482	1,794	1,460
MSDs and equity investments	17,833	16,099	11,323	10,470
Total Financial Assets	26,752	24,581	13,117	11,930
Borrowings - sovereign guaranteed	34,719	33,313	—	—
Borrowings - non-sovereign guaranteed	—	—	3,757	3,395
Total Borrowings	34,719	33,313	3,757	3,395
Borrowings less Financial Assets	7,967	8,732	(9,360)	(8,535)
			Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Net Crown Debt	15,204	15,901
Gross Sovereign-Issued Debt	35,527	34,031

Statement of Financial Performance (institutional form)

for the year ended 30 June 2004 (actual to forecast)

	Current Year Actual vs Forecast
	State-owned		Inter-segment		Total Crown
	Actual	Forecas	Actual	Forecast	Actual	Forecast
	2004	2004	2004	2004	2004	2004
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(476)	(387)	42,532	42,353
Other sovereign-levied income	—	—	(40)	(56)	2,986	3,006
Sales of goods and services	8,209	8,202	(445)	(382)	10,200	10,207
Investment income	132	124	(462)	(437)	2,653	2,566
Other revenues	616	671	(15,251)	(14,837)	2,016	2,062
Total Revenue	8,957	8,997	(16,674)	(16,099)	60,387	60,194
Expenses by Input Type
Subsidies and transfer payments	—	—	—	—	15,466	15,506
Personnel expenses	1,624	1,632	(4)	(4)	12,501	12,536
Operating expenses	6,377	6,398	(16,206)	(15,657)	22,662	22,890
Finance costs	298	307	(183)	(220)	2,602	2,576
FX losses/(gains)	(59)	(88)	—	—	(29)	80
GSF and ACC liability revaluation movements	—	—	—	—	(145)	822
Total Expenses	8,240	8,249	(16,393)	(15,881)	53,057	54,410
Expenses by Functional
Social security and welfare	—	—	(413)	(412)	16,038	16,447
Health	—	—	(7,101)	(6,917)	7,623	7,892
Education	—	—	(5,411)	(5,197)	8,349	8,235
Other functional classifications	8,001	8,030	(3,285)	(3,135)	18,474	19,180
Forecast for future new spending	—	—	—	—	—	—
Finance costs and FX losses/(gains)	239	219	(183)	(220)	2,573	2,656
Total expenses	8,240	8,249	(16,393)	(15,881)	53,057	54,410
Net surplus of TEIs	—	—	—	—	139	151
Minority interest	(45)	(60)	—	—	(45)	(60)
Operating balance	672	688	(281)	(218)	7,424	5,875

Statement of Financial Position (institutional form)

for the year ended 30 June 2004 (actual to forecast)

	State-owned		Inter-segment		Total Crown
	Actual	Forecas	Actual	Forecast	Actual	Forecast
	2004	2004	2004	2004	2004	2004
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	2,750	2,524	(7,088)	(6,870)	35,531	32,165
Physical assets	10,381	10,158	—	—	57,940	53,912
Investment in SOEs & Crown entities (including TEIs)	—	—	(23,162)	(23,451)	4,367	4,412
Other assets	2,147	2,692	(990)	(805)	12,834	12,104
Total Assets	15,278	15,374	(31,240)	(31,126)	110,672	102,593
Liabilities
Borrowings	5,437	5,802	(7,088)	(6,870)	36,825	35,640
Other liabilities	2,830	2,652	(1,474)	(1,306)	38,384	37,161
Total Liabilities	8,267	8,454	(8,562)	(8,176)	75,209	72,801
Net Worth	7,011	6,920	(22,678)	(22,950)	35,463	29,792
Taxpayer funds	5,412	5,468	(22,678)	(22,950)	15,486	13,956
Revaluation reserves	1,460	1,298	—	—	19,838	15,682
Minority interest	139	154		—	139	154
Net Worth	7,011	6,920	(22,678)	(22,950)	35,463	29,792
Analysis of Financial Assets and Borrowings
Advances and cash	2,305	2,174	(2,123)	(2,173)	10,895	9,943
MSDs and equity investments	445	350	(4,965)	(4,697)	24,636	22,222
Total Financial Assets	2,750	2,524	(7,088)	(6,870)	35,531	32,165
Borrowings - sovereign	—	—	(4,761)	(4,631)	29,958	28,682
Borrowings - non-sovereign	5,437	5,802	(2,327)	(2,239)	6,867	6,958
Total Borrowings	5,437	5,802	(7,088)	(6,870)	36,825	35,640
Borrowings less Financial Assets	2,687	3,278	—	—	1,294	3,475

Statement of Financial Performance (institutional form)

for the year ended 30 June 2004 (compared with actual 30 June 2003)

	Current Year Actual vs Prior Year Actual
	Core Crown		Crown entities
	Actual	Actual	Actual	Actual
	2004	2003	2004	2003
	$m	$m	$m	$m
Revenue
Taxation revenue	43,008	40,168	—	—
Other sovereign levied-income	611	517	2,415	2,297
Sales of goods and services	736	730	1,700	1,245
Investment income	1,999	1,539	984	718
Other revenues	578	670	16,073	13,600
Total Revenue	46,932	43,624	21,172	17,860
Expenses by Input Type
Subsidies and transfer payments	14,058	13,798	1,408	1,309
Personnel expenses	4,315	4,011	6,566	6,054
Operating expenses	21,291	19,815	11,200	8,867
Finance costs	2,252	2,360	235	202
FX losses/(gains)	7	118	23	48
GSF and ACC liability revaluation movements	(315)	1,647	170	1,654
Total Expenses	41,608	41,749	19,602	18,134
Expenses by Functional Classification
Social security and welfare	14,252	13,907	2,199	3,587
Health	8,111	7,501	6,613	5,934
Education	7,585	7,016	6,175	4,724
Other functional classifications	9,401	10,847	4,357	3,639
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,259	2,478	258	250
Total expenses	41,608	41,749	19,602	18,134
Net surplus of TEIs	—	—	139	151
Minority interest	—	—	—	—
Operating balance	5,324	1,875	1,709	(123)

Statement of Financial Position (institutional form)

as at 30 June 2004 (compared with actual 30 June 2003)

	Core Crown		Crown entities
	Actual	Actual	Actual	Actual
	2004	2003	2004	2003
	$m	$m	$m	$m
Assets
Financial assets	26,752	23,029	13,117	10,947
Physical assets	18,675	17,450	28,884	25,253
Investment in SOEs & Crown entities	23,162	23,166	4,367	4,212
Other assets	9,088	8,589	2,589	2,334
Total Assets	77,677	72,234	48,957	42,746
Liabilities
Borrowings	34,719	35,575	3,757	3,167
Other liabilities	23,489	23,661	13,539	12,753
Total Liabilities	58,208	59,236	17,296	15,920
Net Worth	19,469	12,998	31,661	26,826
Taxpayer funds	13,626	8,316	19,126	17,160
Revaluation reserves	5,843	4,682	12,535	9,666
Minority interest	—	—	—	—
Net Worth	19,469	12,998	31,661	26,826
Analysis of Financial Assets and Borrowings
Advances and cash	8,919	6,994	1,794	1,501
MSDs and equity investments	17,833	16,035	11,323	9,446
Total Financial Assets	26,752	23,029	13,117	10,947
Borrowings - Sovereign guaranteed	34,719	35,575	—	—
Borrowings - Non-sovereign guaranteed	—	—	3,757	3,167
Total Borrowings	34,719	35,575	3,757	3,167
Borrowings less Financial Assets	7,967	12,546	(9,360)	(7,780)
			Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Net Crown Debt	15,204	17,577
Gross Sovereign-Issued Debt	35,527	36,086

Statement of Financial Performance (institutional form)

for the year ended 30 June 2004 (compared with actual 30 June 2003)

	Current Year Actual vs Prior Year Actual
	State-owned		Inter-segment		Total Crown
	Actual	Actual	Actual	Actual	Actual	Actual
	2004	2003	2004	2003	2004	2003
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(476)	(383)	42,532	39,785
Other sovereign levied-income	—	—	(40)	(51)	2,986	2,763
Sales of goods and services	8,209	8,797	(445)	(387)	10,200	10,385
Investment income	132	104	(462)	(502)	2,653	1,859
Other revenues	616	588	(15,251)	(12,623)	2,016	2,235
Total Revenue	8,957	9,489	(16,674)	(13,946)	60,387	57,027
Expenses by Input Type
Subsidies and transfer payments	—	—	—	—	15,466	15,107
Personnel expenses	1,624	1,557	(4)	(2)	12,501	11,620
Operating expenses	6,377	7,334	(16,206)	(13,451)	22,662	22,565
Finance costs	298	267	(183)	(279)	2,602	2,550
FX losses/(gains)	(59)	(85)	—	—	(29)	81
GSF and ACC liability revaluation	—	—	—	—	(145)	3,301
Total Expenses	8,240	9,073	(16,393)	(13,732)	53,057	55,224
Expenses by Functional Classification
Social security and welfare	—	—	(413)	(410)	16,038	17,084
Health	—	—	(7,101)	(6,023)	7,623	7,412
Education	—	—	(5,411)	(3,952)	8,349	7,788
Other functional classifications	8,001	8,891	(3,285)	(3,068)	18,474	20,309
Forecast for future new spending	—	—	—	—	—	—
Finance costs and FX losses/(gains)	239	182	(183)	(279)	2,573	2,631
Total expenses	8,240	9,073	(16,393)	(13,732)	53,057	55,224
Net surplus of TEIs	—	—	—	—	139	151
Minority interest	(45)	12	—	—	(45)	12
Operating balance	672	428	(281)	(214)	7,424	1,966

Statement of Financial Position (institutional form)

as at 30 June 2004 (compared with actual 30 June 2003)

	State-owned		Inter-segment		Total Crown
	Actual	Actual	Actual	Actual	Actual	Actual
	2004	2003	2004	2003	2004	2003
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	2,750	2,016	(7,088)	(5,654)	35,531	30,338
Physical assets	10,381	9,964	—	—	57,940	52,667
Investment in SOEs & Crown entities	—	—	(23,162)	(23,166)	4,367	4,212
Other assets	2,147	2,508	(990)	(797)	12,834	12,634
Total Assets	15,278	14,488	(31,240)	(29,617)	110,672	99,851
Liabilities
Borrowings	5,437	5,197	(7,088)	(5,654)	36,825	38,285
Other liabilities	2,830	2,663	(1,474)	(1,292)	38,384	37,785
Total Liabilities	8,267	7,860	(8,562)	(6,946)	75,209	76,070
Net Worth	7,011	6,628	(22,678)	(22,671)	35,463	23,781
Taxpayer funds	5,412	5,258	(22,678)	(22,671)	15,486	8,063
Revaluation reserves	1,460	1,276	—	—	19,838	15,624
Minority interest	139	94	—	—	139	94
Net Worth	7,011	6,628	(22,678)	(22,671)	35,463	23,781
Analysis of Financial Assets and Borrowings
Advances and cash	2,305	1,541	(2,123)	(1,004)	10,895	9,032
MSDs and equity investments	445	475	(4,965)	(4,650)	24,636	21,306
Total Financial Assets	2,750	2,016	(7,088)	(5,654)	35,531	30,338
Borrowings - Sovereign guaranteed	—	—	(4,761)	(4,498)	29,958	31,077
Borrowings - Non-sovereign guaranteed	5,437	5,197	(2,327)	(1,156)	6,867	7,208
Total Borrowings	5,437	5,197	(7,088)	(5,654)	36,825	38,285
Borrowings less Financial Assets	2,687	3,181	—	—	1,294	7,947

Statement of Financial Performance (functional classification)

for the year ended 30 June 2004

	Actual 2004			Actual 2003
	Total revenue	Total expenses	Net segment	Total revenue	Total expenses	Net segment
	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	2,572	16,038	(13,466)	2,311	17,084	(14,773)
GSF pension expenses	492	660	(168)	262	2,625	(2,363)
Health	80	7,623	(7,543)	162	7,412	(7,250)
Education	777	8,349	(7,572)	543	7,788	(7,245)
Core government services	335	1,670	(1,335)	115	1,655	(1,540)
Law and order	363	2,022	(1,659)	383	1,911	(1,528)
Defence	—	1,259	(1,259)	—	1,154	(1,154)
Transport and communications	4,530	5,443	(913)	5,229	5,619	(390)
Economic and industrial services	4,367	4,070	297	4,259	4,280	(21)
Primary services	608	1,074	(466)	806	1,023	(217)
Heritage, culture and recreation	1,206	1,609	(403)	641	1,425	(784)
Housing and community development	699	615	84	636	542	94
Other	—	52	(52)	—	75	(75)
Finance costs	1,215	2,602	(1,387)	1,378	2,550	(1,172)
Net foreign-exchange losses/(gains)	—	(29)	29	—	81	(81)
Unallocated revenues (tax revenue)	43,143	—	43,143	40,302	—	40,302
Net surplus of TEIs	—	—	139	—	—	151
Minority interest	—	—	(45)	—	—	12
Total Crown	60,387	53,057	7,424	57,027	55,224	1,966

Statement of Financial Position (functional classification)

as at 30 June 2004

	Actual 2004				Actual 2003
	Physical assets	Total assets	Total borrowings	Total liabilities	Physical assets	Total assets	Total borrowings	Total liabilities
	$m	$m	$m	$m	$m	$m	$m	$m
Social security and welfare	349	14,410	525	11,700	314	6,361	507	9,155
GSF pension expenses	—	3,125	—	13,543	—	2,636	—	13,857
Health	3,113	3,876	495	2,048	2,870	4,625	532	2,057
Education	8,505	14,085	43	969	7,923	13,462	40	952
Core government services	2,142	21,133	30,015	37,016	2,109	22,838	31,077	40,171
Law and order	1,748	3,111	19	493	1,626	3,377	—	475
Defence	3,388	3,940	—	284	3,313	3,851	—	226
Transport and communications	15,284	18,735	2,303	4,789	14,840	18,116	2,003	4,117
Economic and industrial services	7,609	10,883	2,696	2,757	7,086	10,384	3,198	3,463
Primary services	1,119	1,878	207	456	952	1,753	141	376
Heritage, culture and recreation	4,407	5,082	65	428	3,942	4,582	—	218
Housing and community development	10,120	10,249	457	639	7,561	7,715	787	934
Other	156	165	—	87	131	151	—	69
Total Crown	57,940	110,672	36,825	75,209	52,667	99,851	38,285	76,070

Statement of Accounting Policies

Reporting Entity

The Crown financial statements have been prepared in accordance with the requirements of the Public Finance Act 1989.

The Crown reporting entity as specified in Part III of the Public Finance Act 1989 comprises:

• Ministers of the Crown	• Departments
• Reserve Bank of New Zealand	• Government Superannuation Fund
• State owned enterprises	• New Zealand Superannuation Fund
• Crown entities	• Air New Zealand Limited

A more detailed listing of the components of the Crown reporting entity is set out in the supplementary information on pages 88 and 89.

Accounting Policies

These financial statements comply with generally accepted accounting practice.  The measurement base applied is historical cost adjusted for revaluations of certain property, plant and equipment, state highways, commercial forests and marketable securities held for trading purposes.  The accrual basis of accounting has been used unless otherwise stated.

Reporting and forecast period

The reporting and forecast period for these financial statements is the year ended 30 June 2004.

The Budget forecast is the original forecast for the financial year, as presented in the 2003 Budget on 15 May 2003.  The estimated actual forecast, as presented in the 2004 Budget on 27 May 2004, has been prepared using actual data up to 31 March 2004, and forecast data for the remainder of the financial year.

Basis of combination

Ministers of the Crown, departments, the Reserve Bank of New Zealand, the GSF, the NZS Fund, SOEs (including Air New Zealand Limited) and Crown entities (excluding TEIs) are combined using the purchase method of combination.  Corresponding assets, liabilities, revenues and expenses are added together line by line.  Transactions and balances between these sub-entities are eliminated on combination.  Offices of Parliament are not included in the Crown financial statements.

TEIs are equity accounted, which recognises these entities’ net assets, including asset revaluation movements and surpluses and deficits.

Note 13 outlines in more detail why there is a difference in the accounting treatment of TEIs and from other Crown entities and the exclusion of Offices of Parliament.

Revenue

Revenue levied through the Crown’s sovereign power

The Crown provides many services and benefits that do not give rise to revenue.  Further, payment of tax does not, of itself, entitle a taxpayer to an equivalent value of services or benefits, as there is no direct relationship between paying tax and receiving Crown services and transfers.

Such revenue is received through the exercise of the Crown’s sovereign power.  Where possible, revenue is recognised at the time the debt to the Crown arises.

Revenue type	Revenue recognition point
Source deductions	When an individual earns income that is subject to PAYE
Residents’ withholding tax(1)	When an individual is paid interest or dividends subject to deduction at source
Fringe benefit tax (FBT)	When benefits are provided that give rise to FBT
Provisional tax(2)	Payment due date
Terminal tax(2)	Assessment filed date
Goods and services tax	When the liability to the Crown is incurred
Excise duty	When goods are subject to duty
Road user charges and motor vehicle fees	When payment for the fee or charge is made
Stamp, cheque and credit card duties	Assessment filed date
Other indirect taxes	When the debt to the Crown arises
Levies (eg, ACC levies)	When the obligation to pay the levy to the Crown is incurred

(1)   Corresponds to withholding taxes on residents’ interest and dividend income in Note 1 to the financial statements.

(2)   Provisional and terminal taxes are paid by “other persons” and companies (refer to Note 1 to the financial statements).

Revenue earned through operations

If revenue has been earned by the Crown in exchange for the provision of outputs (products or services) to third parties, the Crown receives its revenue through operations.  Such revenue is recognised when it is earned.

Investment income

Investment income is recognised in the period in which it is earned.

Premiums and discounts

Premiums arising on the issue of a debt instrument are treated as a reduction in the cost of borrowing.  Discounts arising on the purchase of a monetary asset are treated as an increase in investment income.

Premiums and discounts are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Discounts on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Gains

Realised gains arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange gains on monetary assets and liabilities, and unrealised gains on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised gains related to hedging activity are recognised in the Statement of Financial Performance in the same period in which losses on the underlying hedged position are recognised.

Unrealised gains arising from changes in the value of property, plant and equipment (including state highways) are recognised as at balance date.  To the extent that a gain reverses a loss previously charged to the Statement of Financial Performance, the gain is credited to the Statement of Financial Performance.  Otherwise, gains are credited to an asset revaluation reserve for that class of asset.

Unrealised gains arising from changes in the value of commercial forests are credited to the Statement of Financial Performance.

Unrealised gains (excluding foreign-exchange gains) arising from changes in the value of investments and marketable securities held for investment and unlisted equity investments are recognised as at balance date only to the extent that they reverse a loss previously charged to the Statement of Financial Performance.  Gains effecting such a reversal are credited to the Statement of Financial Performance.

Expenses

General

Expenses are recognised in the period to which they relate.

Welfare benefits

Welfare benefits are recognised in the period when an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is made.  Otherwise, the expense is recognised when the specified criteria have been fulfilled and notice has been given to the Crown.

Discounts and premiums

Discounts arising on the issue of a debt instrument are treated as an increase in the cost of borrowing.  Premiums arising on the purchase of a monetary asset are treated as a reduction in investment income.

Discounts and premiums are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Premiums on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Losses

Realised losses arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange losses on monetary assets and liabilities, and unrealised losses on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised losses related to hedging activity are recognised in the Statement of Financial Performance in the same period in which gains on the underlying hedged position are recognised.

Unrealised losses (excluding foreign-exchange losses) arising from changes in the value of property, plant and equipment (including state highways), and investments and marketable securities held for investment and unlisted equity investments are recognised at balance date.  Unrealised losses are first applied against any revaluation reserve for that class of asset.  The balance, if any, is charged to the Statement of Financial Performance.

Unrealised losses arising from changes in the value of commercial forests are charged to the Statement of Financial Performance.

Foreign-currency transactions

Short-term transactions covered by forward exchange contracts are translated into New Zealand dollars using the forward rates specified in those contracts.

Other transactions in foreign currencies are translated into New Zealand dollars using the exchange rate on the date of the transaction.  Exchange differences arising on settlement of these transactions are recognised in the Statement of Financial Performance.

Outstanding foreign-exchange contracts are translated at the closing exchange rate.  Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Depreciation

Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an item of property, plant and equipment, less any estimated residual value, over its estimated useful life.  Typically, the estimated useful lives of different classes of property, plant and equipment are as follows:

Classes
Freehold buildings	25 to 60 years
Specialist military equipment	5 to 25 years
Other plant and equipment	3 to 25 years
State highways:
Pavement (surfacing)	7 years
Pavement (other)	36 years
Bridges	90 to 100 years
Aircraft (ex specialist military equipment)	10 to 20 years
Electricity distribution network	2 to 80 years
Electricity generation assets	25 to 55 years

Assets

Foreign monetary assets

Where short-term foreign monetary assets are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary assets are translated at the closing exchange rate.

Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Receivables and advances

Receivables and advances are recorded at the amounts expected to be ultimately collected in cash.

Inventories

Inventories are recorded at the lower of cost and net realisable value.  Where inventories acquired are recorded at cost, the weighted average cost method is used.  Appropriate allowance has been made for obsolescence.

Investments

Marketable securities held for trading purposes

Marketable securities held for trading purposes are recorded at fair value.

Equity investments

Listed equity investments (other than those forming part of the reporting entity) are recorded at fair value.

Other equity investments (other than those forming part of the reporting entity) are recorded at lower of cost and fair value.

Other investments and marketable securities held for investment purposes

Other investments, including marketable securities held for investment purposes, are recorded at the lower of cost and fair value.

Investments held for hedging purposes are recorded on the same basis as the item being hedged.

Items of property, plant and equipment

Items of property, plant and equipment are initially recorded at cost.

Revaluations are carried out for most classes of property, plant and equipment to reflect the service potential or economic benefit obtained through control of the asset.  Revaluation is based on the fair value of the asset.  Where an asset is recorded using depreciated replacement cost, depreciated replacement cost is based on the estimated present cost of construction, reduced by factors for age and deterioration of the asset.

Classes of property, plant and equipment assets that are revalued, are revalued at least every five years.

For each property, plant and equipment asset project, borrowing costs incurred during the period required to complete and prepare the asset for its intended use are expensed.

Land and buildings

Land and buildings are recorded at fair value less accumulated depreciation on buildings.  In cases where valuations conducted in accordance with the New Zealand Property Institute’s standards are not available, valuations conducted in accordance with the Rating Valuation Act 1998, which have been confirmed as appropriate by an independent valuer, have been used.

Specialist military equipment

Specialist military equipment is recorded at depreciated replacement cost (fair value) less accumulated depreciation.  Valuations have been obtained through specialist assessment by New Zealand Defence Force advisers, and the basis of these valuations have been confirmed as appropriate by an independent valuer.

State highways

State highways are recorded at depreciated replacement cost based on the estimated present cost of constructing the existing asset by the most appropriate method of construction.  Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation to fair value.

Aircraft (excluding specialist military equipment)

Aircraft (excluding SME) are recorded at fair value less any accumulated depreciation.

Electricity distribution network

Electricity distribution network assets are recorded at fair value, adjusted for subsequent additions, disposals and accumulated depreciation.

Electricity generation assets

Electricity generation assets are recorded at cost less accumulated depreciation.

Other items of property, plant and equipment – at cost

Other property, plant and equipment, which include motor vehicles and office equipment, are recorded at cost less accumulated depreciation.

Other physical assets for which an objective estimate of market value is difficult to obtain

Such physical assets (national parks, for example) are recorded at fair value less any accumulated depreciation.

Commercial forests

Commercial forests are recorded at fair value less estimated point-of-sale costs.  This takes into account age, quality of timber and the forest management plan.

Goodwill and intangible assets

The excess of cost over the fair value of the net assets of entities acquired (subsidiaries) at the date of acquisition is recognised as goodwill.  The balance of goodwill is assessed annually for evidence of impairment in excess of annual amortisation.

Identifiable intangible assets which have been purchased are initially recorded at cost and thereafter either at cost less accumulated amortisation and any accumulated impairment losses or, where an active market exists, at a revalued amount being fair value at the date of the revaluation less any subsequent accumulated amortisation and any subsequent accumulated impairment losses.

Revaluations are determined by reference to an active market. An active market is one in which a willing buyer and seller can normally be found at any time, items traded within the market are homogenous and prices are readily available to the public.

Goodwill and identifiable intangible assets are amortised on a systematic basis to the Statement of Financial Performance over their period of expected benefit.  The maximum period of amortisation is 20 years.

Liabilities

Borrowings

In the Statement of Financial Position, borrowings (including currency swaps) are recorded at nominal value adjusted for the unamortised portion of the premium or discount on issue.

Foreign monetary liabilities

Where short-term foreign monetary liabilities are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary liabilities are translated at the closing exchange rate.

Exchange gains and losses are recognised in the Statement of Financial Performance in the period in which they arise.

Pension liabilities

Pension liabilities in respect of the contributory service of superannuation scheme members are recorded at the latest actuarial value of the Crown’s liability for pension payments.  Movements of the liability are reflected in the Statement of Financial Performance.

ACC claims liabilities

The future cost of ACC claims liabilities is revalued annually based on the latest actuarial information.  Movements of the liability are reflected in the Statement of Financial Performance.

Currency issued

Currency issued represents a liability in favour of the holder.  Currency issued for circulation, including an amount to cover expected future redemption of demonetised currency, is recognised at face value.

Leases

Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset.  The obligations under such leases are capitalised at the present value of the minimum lease payments.  The capitalised values are amortised over the period in which the Crown expects to receive benefits from their use.

Operating leases, where the lessors substantially retain the risks and rewards of ownership, are recognised in a systematic manner over the term of the lease.

Leasehold improvements are capitalised and the cost is amortised over the unexpired period of the lease or the estimated useful life of the improvements, whichever is shorter.

Employee entitlements

Employee entitlements to salaries and wages, annual leave, long service leave, retiring leave and other similar benefits are recognised when they accrue to employees.  The liability for employee entitlements is carried as the present value of the estimated future cash outflows.

Other liabilities

All other liabilities are recorded at the estimated obligation to pay.

Commitments

Commitments are future expenses and liabilities to be incurred on contracts that have been entered into at balance date.  Commitments include those operating and capital commitments arising from non-cancellable contractual or statutory obligations.  Interest commitments on debts and commitments relating to employment contracts are not included in the Statement of Commitments.

Contingent liabilities and contingent assets

Contingent liabilities and contingent assets are recorded in the Statement of Contingent Liabilities and Contingent Assets at the point at which the contingency is evident.

Changes in Accounting Policies

There have been no changes in accounting policies.  All policies have been applied on a basis consistent with the previous year.

Comparatives

To ensure consistency with the current period, comparative figures have been restated where appropriate.

Notes to the Financial Statements

Note 1:  Revenue Collected Through the Crown’s Sovereign Power

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m

		Income Tax Revenue (accrual)

		Individuals
16,396	16,855	Source deductions	16,908	15,933
4,328	3,997	Other persons	4,027	4,195
(834)	(874)	Refunds	(860)	(834)
373	412	Fringe benefit tax	410	375
20,263	20,390	Total Individuals	20,485	19,669

		Corporate Tax
5,190	6,134	Gross companies tax	6,099	5,245
(138)	(174)	Refunds	(180)	(191)
702	803	Non-resident withholding tax	800	732
126	140	Foreign-source dividend withholding payments	139	154
5,880	6,903	Total Corporate Tax	6,858	5,940

		Other Income Tax
1,074	1,189	Resident withholding tax on interest income	1,188	1,111
52	58	Resident withholding tax on dividend income	49	57
1	2	Estate and gift duties	2	1
1,127	1,249	Total Other Income Tax	1,239	1,169
27,270	28,542	Total Direct Income Tax	28,582	26,778

		Goods and Services Tax
15,579	16,487	Gross goods and services tax	16,603	14,959
(6,465)	(6,915)	Refunds	(6,885)	(6,221)
9,114	9,572	Total Goods and Services Tax	9,718	8,738

		Other Indirect Taxation
918	950	Petroleum fuels excise	947	995
876	826	Tobacco excise	819	850
745	725	Customs duty	720	750
631	658	Road user charges	667	621
492	473	Alcohol excise	476	465
281	268	Gaming duties	261	248
193	203	Motor vehicle fees	211	197
86	82	Energy resources levies	75	94
45	54	Approved issuer levy and cheque duty	56	49
4,267	4,239	Total Other Indirect Taxation	4,232	4,269
13,381	13,811	Total Indirect Taxation	13,950	13,007
40,651	42,353	Total Tax Revenue Collected	42,532	39,785

		Other Sovereign Revenues (accrual)
1,897	1,984	ACC levies	1,989	1,854
224	231	Fire Service levies	233	228
78	78	EQC levies	78	77
627	713	Other	686	604
2,826	3,006	Total Other Sovereign Revenues	2,986	2,763
43,477	45,359	Total Sovereign Revenue	45,518	42,548

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m

		Income Tax Receipts (cash)

		Individuals
16,396	16,856	Source deductions	17,012	15,623
4,734	4,376	Other persons	4,352	4,499
(1,240)	(1,388)	Refunds	(1,406)	(1,287)
373	409	Fringe benefit tax	410	374
20,263	20,253	Total Individuals	20,368	19,209

		Corporate Tax
5,775	7,056	Gross companies tax	7,169	6,021
(722)	(1,137)	Refunds	(1,088)	(821)
710	806	Non-resident withholding tax	776	740
126	137	Foreign-source dividend withholding payments	128	160
5,889	6,862	Total Corporate Tax	6,985	6,100

		Other Income Tax
1,074	1,199	Resident withholding tax on interest income	1,217	1,104
52	58	Resident withholding tax on dividend income	53	56
1	2	Estate and gift duties	2	2
1,127	1,259	Total Other Income Tax	1,272	1,162
27,279	28,374	Total Direct Income Tax	28,625	26,471

		Goods and Services Tax
15,229	15,897	Gross goods and services tax	15,768	14,489
(6,165)	(6,325)	Refunds	(6,313)	(5,718)
9,064	9,572	Total Goods and Services Tax	9,455	8,771

		Other Indirect Taxation
918	950	Petroleum fuels excise	944	971
876	826	Tobacco excise	800	867
745	740	Customs duty	726	712
629	656	Road user charges	668	620
492	473	Alcohol excise	476	461
281	268	Gaming duties	260	277
193	203	Motor vehicle fees	223	201
87	83	Energy resources levies	75	97
45	54	Approved issuer levy and cheque duty	56	51
4,266	4,253	Total Other Indirect Taxation	4,228	4,257
13,330	13,825	Total Indirect Taxation	13,683	13,028
40,609	42,199	Total Tax Receipts Collected	42,308	39,499

		Other Sovereign Receipts (cash)
1,931	1,902	ACC levies	2,008	1,638
226	232	Fire Service levies	233	227
79	79	EQC levies	79	77
488	560	Other	532	589
2,724	2,773	Total Other Sovereign Receipts	2,852	2,531
43,333	44,972	Total Sovereign Receipts	45,160	42,030

Note 2: Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown (ie, total sales for core Crown, Crown entities and SOEs). The total for Crown entities includes such items as lottery sales, housing rental and Crown research institutes (CRI) sales. The total sales of SOEs (including Air NZ) represents the majority of their income from electricity generation and distribution services, postal services, advertising and air travel sales.

Note 3: Investment Income

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
		Investment Income
998	1,296	Interest income	1,428	1,086
447	455	Student loans	447	393
58	59	Dividends	76	50
133	752	Gains/(losses) on marketable securities, deposits and equity investments	701	304
195	4	Other	1	26
1,831	2,566	Total Investment Income	2,653	1,859

Note 4: Other Revenue

—	—	Unrealised (losses)/gains arising from changes in the value of commercial forests	(40)	(20)
103	113	GSF contributions	110	130
30	35	Petroleum royalties	18	44
33	23	Cost recovery income from fisheries	22	31
1,515	1,891	Other	1,906	2,050
1,681	2,062	Total Other Operational Revenue	2,016	2,235

Note 5: Subsidies and Transfer Payments

		Social Assistance Grants
5,894	5,889	New Zealand Superannuation	5,889	5,642
1,567	1,567	Domestic purposes benefit	1,569	1,520
1,383	1,420	ACC payments	1,407	1,309
1,317	1,086	Unemployment benefit	1,084	1,274
999	977	Invalids benefit	976	914
815	819	Family support	833	862
741	702	Accommodation supplement	702	706
454	470	Sickness benefit	470	421
433	387	Student allowances	380	387
259	257	Disability allowances	257	241
1,512	1,530	Other social assistance grants	1,526	1,460
135	125	Subsidies	110	113
		Other Transfer Payments
246	250	Official development assistance	238	230
32	27	Other	25	28
15,787	15,506	Total Subsidies and Transfer Payments	15,466	15,107

Note 6: Personnel Expenses

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
The Statement of Segments shows the personnel expenses as a total for each area of total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).
1,010	987	GSF pension costs	975	978
81	80	Other pension expenses	90	78
11,008	11,469	Other personnel expenses	11,436	10,564
12,099	12,536	Total Personnel Expenses	12,501	11,620

Personnel expenses include salaries and allowances to Ministers of the Crown totalling $5.7 million (30 June 2003: $5.1 million). In addition, Ministers are provided with ministerial accommodation in Wellington and receive allowances when travelling in New Zealand.

Note 7: Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of entities included in the Crown financial statements, excluding those expenses separately identified in the Statement of Financial Performance and other notes.  Items disclosed separately below are those required by accounting standards.

Other operating costs are the large residual. Most of them represent payments made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example). They also include other day-to-day operating costs.

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
		Depreciation Expenses
550	777	Buildings	749	701
110	116	Electricity distribution networks	103	86
155	166	Electricity generation assets	146	143
178	179	Specialist military equipment (SME)	180	168
223	211	State highways	219	199
84	137	Aircraft (excluding SME)	91	105
762	729	Other plant and equipment	789	676
278	83	Other assets	70	99
2,340	2,398	Total Depreciation Costs	2,347	2,177

		Other Operating Expenses
797	697	Rental and leasing costs	775	712
338	411	Change in provision for doubtful debts	459	265
41	78	Write-off of bad debts	84	188
47	47	Goodwill amortised	78	84
11	11	Audit fees	21	20
4	3	Fees paid to auditors for other services	7	5
75	27	Asset impairment losses	61	19
293	296	Grants paid	309	306
313	304	Lottery prize payments	347	301
—	—	(Gain)/loss on sale of assets	(15)	19
—	—	Net revaluation losses	137	447
18,591	18,618	Other operating costs	18,052	18,022
22,850	22,890	Total Operating Expenses	22,662	22,565

Note 8: Cash and Marketable Securities, Deposits and Equity Investments

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
		By Category
2,073	2,341	Total Cash	3,450	2,732

13,632	13,311	Marketable securities and deposits	15,178	15,505
4,747	8,062	Equity investments (eg, shares)	8,446	4,734
1,074	849	Reserve position at the IMF	1,012	1,067
19,453	22,222	Total MSDs and Equity Investments	24,636	21,306
21,526	24,563	Cash and MSDs and Equity Investments	28,086	24,038

		By Portfolio Management:
7,506	9,546	Reserve Bank and NZDMO managed funds	11,313	11,348
3,950	3,496	NZS Fund	3,410	1,884
2,727	2,955	Government Superannuation Fund	3,019	2,636
1,384	1,469	EQC portfolio	1,589	1,224
2,829	3,862	ACC portfolio	4,276	3,403
1,057	894	Other holdings	1,029	811
19,453	22,222	Total MSDs and Equity Investments	24,636	21,306

The asset values above are net of any cross-holdings. For example, the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of New Zealand Government stock. For financial reporting purposes these amounts are eliminated within the combined financial statements. The total portfolios, including cross-holdings of New Zealand Government stock, are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net core Crown debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown. It is for this reason that such assets are excluded from the definition of net debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future New Zealand superannuation expenses and may only be used for New Zealand Superannuation. The assets in this fund total $4.0 billion. The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the portfolio of the GSF totalling $3.4 billion. These assets result from contributions by beneficiaries built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act). Also refer Note 16.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners. The EQC administers the NDF, comprising capital and reserves. The EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

ACC manages the ACC scheme. At present there is a substantial outstanding claims liability associated with past claims of around $9.3 billion. To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets. The target is to have the residual claims fully funded by 2014. Also refer Note 17.

Individual Portfolio Information (including cross-holdings of New Zealand Government stock)

3,950	3,885	NZS Fund	3,956	1,884
3,026	3,313	GSF net assets	3,375	3,182
4,981	5,587	ACC portfolio	6,176	4,922
4,303	4,286	EQC portfolio	4,367	4,062

Note 9: Advances

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
5,926	6,095	Student loans (see analysis below)	5,995	5,370
857	1,069	Kiwibank mortgages	1,038	501
80	71	Residential care loans	72	68
45	48	Māori development rural lending	48	43
29	28	Forestry encouragement loans	25	28
6	4	Catchment authorities	6	6
279	287	Other	261	284
7,222	7,602	Total Advances	7,445	6,300

		Analysis of Student Loans
		Outstanding balance
6,942	6,911	Total loans outstanding (including interest)	6,821	6,094
(1,016)	(816)	Total provisions (capital and interest)	(826)	(724)
5,926	6,095	Total Student Loans	5,995	5,370

		Movement during the year
5,322	5,370	Opening balance	5,370	4,749
996	1,021	Amount advanced in current year	999	952
447	455	Interest accrued on outstanding loan balances	447	393
(301)	(289)	Repayment of base capital	(294)	(252)
(189)	(203)	Repayment of accrued interest	(216)	(186)
(357)	(267)	Interest written off and movement in provision for interest write-offs and doubtful debts	(319)	(291)
8	8	Other movements	8	5
5,926	6,095	Closing Balance	5,995	5,370

Provision for student loans

The methodology used to provide for student loans contains a capital and an interest component. These provisions are periodically reviewed for appropriateness and the methodologies updated where necessary.

Capital provision

The provision on the outstanding capital issued is 11.4% (2003: 11.4%). The key variables that impact on the expected level of write-off relate to death and bankruptcy write-offs as well as debt that will not be collected because of retirement, child-rearing or disability because these borrowers do not meet the repayment threshold obligation. The underlying assumptions regarding the borrowing characteristics and income growth profiles of borrowers and the expected level of defaulters are based on the most current information. The provision is sensitive to the assumptions on borrowing characteristics and income growth profiles, and so will be regularly reassessed as new information becomes available. A 1% shift will impact on the provision level by around $56 million.

Interest write-off provision

The provision for interest write-offs on interest accrued after 31 December 1999 was reviewed in light of changes to Government policy, resulting in a substantial increase in the provision level to 70% (from 17%). This reflected changes to the student loan scheme allowing the full write-off of interest while students continue to study along with the increased income thresholds used to determine repayments through the income tax system. The effective provision for interest write-offs from 1 January 2003 was around 46.5% and from 1 January 2004 it was approximately 50%. The interest rate provision is reviewed annually.

Fair value

The fair value of the student loan debt as at 30 June 2004 has been determined to be approximately $5,734 million ($5,592 million at 30 June 2003). The fair value is less than the book value, but this is not considered an impairment. This change is largely the result of the change to the discount rate used in the fair value calculation (i.e. higher discount rate equates to lower value). The fair value has been calculated using a model constructed for the Ministry of Education in 2003 which integrates students’ educational and demographic information with data on loans and income that is held securely by Statistics New Zealand. A critical assumption is the discount rate which is based on the after-tax risk-free rate plus a risk premium (total discount rate around 6%). A 1% shift in the discount rate alters the value by approximately $300 million. The 2004 Student Loan Annual Report will contain more information on the student loan scheme. The accuracy of the fair value determination is expected to improve as the fair value model is further developed.

Note 10: Receivables

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
4,533	5,471	Taxes receivable	5,843	5,375
3,453	3,628	Accounts receivable	4,294	4,262
166	183	Receivable from the sale and purchase of Maui gas	156	200
173	271	Prepayments	294	306
8,325	9,553	Total Receivables	10,587	10,143

Included in accounts receivable at nominal value less provision for doubtful debts are the debtor portfolios held by the Ministries of Social Development and Justice. Due to the nature of these portfolios the collectability of outstanding amounts can take place over a significant period of time.

The debtor portfolio held by the Ministry of Justice largely relates to outstanding court costs, fines and enforcement fees. The gross value of the debtor portfolio was $482 million, $161 million has been provided for as a provision reflecting the nature of the collectability of the debtors.

The debtor portfolio held by the Ministry of Social Development largely relates to benefit overpayments, advances on benefits and recoverable special needs grants. Due to the long period of time it takes to collect outstanding amounts the provision for doubtful debtors is around 40% of the total debtor portfolio.

Note 11: Other Investments

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
99	79	International Bank for Reconstruction and Development	82	89
96	81	Asian Development Bank	89	92
201	81	Other	88	83
396	241	Total Other Investments	259	264

Note 12: Property, Plant and Equipment Assets

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
		By Type

		Gross Carrying Value

5,224	6,634	Land (valuation)	9,509	6,748
423	459	Properties intended for sale (lower of book value or NRV)	464	454
15,890	17,625	Buildings (valuation)	18,138	15,956
2,370	2,293	Electricity distribution network (valuation)	2,409	2,178
7,879	5,311	Electricity generation assets (cost)	4,915	5,236
2,024	1,180	Aircraft (ex SME) (valuation)	1,149	1,234
12,466	12,980	State highways (valuation)	13,082	12,556
3,576	2,872	Specialist Military Equipment (valuation)	2,780	3,098
7,939	8,658	Other plant and equipment (cost)	8,402	7,737
5,365	5,298	Other assets (valuation)	5,262	5,331
63,156	63,310	Total Gross Carrying Value	66,110	60,528

		Accumulated Depreciation
2,688	2,114	Buildings	1,356	1,228
326	293	Electricity distribution network	451	198
722	616	Electricity generation assets	416	557
170	77	Aircraft (ex SME)	—	—
432	211	State highways	—	—
934	483	Specialist military equipment	482	756
5,139	5,160	Other plant and equipment	5,141	4,668
640	444	Other assets	324	454
11,051	9,398	Total Accumulated Depreciation	8,170	7,861

		Net Carrying Value
5,224	6,634	Land (valuation)	9,509	6,748
423	459	Properties intended for sale (lower of book value or NRV)	464	454
13,202	15,511	Buildings (valuation)	16,782	14,728
2,044	2,000	Electricity distribution network (valuation)	1,958	1,980
7,157	4,695	Electricity generation assets (cost)	4,499	4,679
1,854	1,103	Aircraft (ex SME) (valuation)	1,149	1,234
12,034	12,769	State highways (valuation)	13,082	12,556
2,642	2,389	Specialist military equipment (valuation)	2,298	2,342
2,800	3,498	Other plant and equipment (cost)	3,261	3,069
4,725	4,854	Other assets (valuation)	4,938	4,877
52,105	53,912	Total Net Carrying Value	57,940	52,667

		By holding
51,383	53,502	Freehold assets	57,357	52,167
722	410	Leasehold assets	583	500
52,105	53,912	Total Net Carrying Value	57,940	52,667

State highways

State highways comprise the land, formation works, road structure, drainage works and traffic facilities of the roads, plus bridges, culverts, tunnels, stock and pedestrian underpasses, protection works and retaining structures.  The land was valued on a fair value basis while other elements of the state highways were valued on the basis of depreciated replacement cost.  After allowing for new works and depreciation during the year to 30 June 2004, the depreciated replacement cost is assessed at $13,082 million ($12,556 million as at 30 June 2003).

Replacement costs were determined by estimating the costs of new construction of the network by the most appropriate method of construction.  The methodology applied used information from the road assessment and maintenance management (RAMM) database and the bridge inventory held by Transit New Zealand.  This information was supplemented by local knowledge and expertise of the valuers: (Opus International Consultants).

Other assets

There are difficulties associated with obtaining an objective valuation for some of the Crown’s assets.  These are discussed below:

National Archives Holdings

Archives in the possession of Archives New Zealand have been valued and recorded at a best estimate of fair value as at 30 June 2004. Determination of the fair value of $537 million at 30 June 2004 ($527 million as at 30 June 2003) was based on the application of indicative benchmark values to relevant categories of archives, plus individual valuation of exceptional items (for example the Treaty of Waitangi).  The indicative benchmark values were based on an independent valuation of samples from each category of recent sales of items that reflect the type of archive held.  If no recent sales have occurred, an assessment of value compared with other categories has been used.  The values of the exceptional items are based on a valuation supplied by an international auction house.

National library collections

The Heritage Collections are valued at fair value.  The valuation was performed by National Library staff at 30 June 2003, with the valuation methodology reviewed by an independent valuer.  The carrying value of $853 million as at 30 June 2004 ($850 million as at 30 June 2003) includes the value of purchases for the collections since the last revaluation and the value of material received through donation and legal deposit.  Section 11 of the National Library of New Zealand (Te Puna Mātauranga o Aotearoa) Act 2003 requires the Crown to own the collections of the Alexander Turnbull Library in perpetuity. The Heritage Collections are not depreciated.

The General and Schools Collections are recorded at historical cost of $20 million as at 30 June 2004 ($20 million as at 30 June 2003).

National parks, forest parks, conservation areas and recreational facilities

The Conservation Estate was recorded at its valuation of $1,855 million as at 30 June 2004 ($1,645 million as at 30 June 2003).  The valuation of the Conservation Estate was based on rateable valuations prepared by Quotable Value New Zealand and was independently reviewed by valuersnet.nz.

The Department of Conservation recreational facilities were recorded at their fair valuation of $258 million as at 30 June 2004 ($267 million as at 30 June 2003).  The recreational facilities are subject to an asset management plan and are recorded in the Visitor Assets Management System (VAMS).

The fences that border Conservation Estate areas or form part of the recreational facilities have been fair valued and recorded at $66 million as at 30 June 2004 ($94 million as at 30 June 2003). Over the two years to 30 June 2004, 43 of the 49 Department’s areas were sampled and valued by an independent valuer.  This was extrapolated to provide a national value.  Inventorying the remaining Areas will be completed next financial year.

The use and disposal of all the Crown land managed by the Department of Conservation is determined by legislation, in particular the Reserves Act 1977, the National Parks Act 1980 and the Conservation Act 1987.

The Crown land managed by the Department is not subject to mortgages or other charges or treaty claims.  Specific areas may, however, be included in the Treaty settlements if the Crown decides to offer those areas to claimants.  Some areas may be subject to leases, licences or permits issued by the Department under concession provisions of the relevant legislation.

Parliamentary Library

The Parliamentary Library has been valued and recorded at $28 million ($28 million as at 30 June 2003).  The reference collection is valued at historical cost and the heritage collection at current market value.

Crown Research Institutes “collection type” asset values

The Crown, when establishing Crown Research Institutes in 1992, transferred various national databases and reference collections to individual Institutes at nil value.  No reliable valuation is able to be obtained for these assets, and so they remain at nil value.  Many of the databases and collections were specifically identified by the Foundation of Research, Science and Technology as being of significant importance and as such have covenants attached to them restricting an Institute’s ability to deal with them.

Rail Assets

During the year, the Crown purchased Wellington Railway Station for $8 million, and commenced upgrading the building to current earthquake and engineering standards.

At the end of the year, the Crown purchased the national rail infrastructure and some related assets.  The rail assets have been included as other plant and equipment.

The Crown has committed a total of $200 million of capital expenditure on upgrading the national rail infrastructure over the next five years, of which $15 million had been spent at 30 June 2004.

Note 13: Accounting Treatment of TEIs and Non-Combination of Offices of Parliament

Section 27 (2) of the Public Finance Act 1989 (the Act) requires the Crown to prepare financial statements in accordance with generally accepted accounting practice.  Section 27 (3) of the Act also requires the Crown to record its interest in entities such as Offices of Parliament and Crown entities within its financial statements.

The applicable financial reporting standards (FRSs) that determine the basis of combination of entities that make up the Crown reporting entity are FRS 37: Consolidating Investments in Subsidiaries and FRS 38: Accounting for Investments in Associates.

FRS 37 provides the basis for establishing whether the Crown’s interest in an entity should be line-by-line combined.  The control test in FRS 37 requires consideration of both the Crown’s level of power and the benefit in relation to entities.

FRS 37 is not clear about how the definition of control in FRS 37 should be applied in some circumstances in the public sector, particularly where legislation provides certain public sector entities with statutory autonomy and independence.  Treasury’s view is that line-by-line combination of such entities would provide a more conceptually complete and consistent picture of the Government’s financial activities and position.  However, given the lack of clarity in applying FRS 37, the 2004 Crown financial statements:

•       exclude Offices of Parliament as the Crown cannot unilaterally determine these entities operating and financing policies, nor significantly influence these entities.  In addition the relationship of these entities is primarily with Parliament.  As at 30 June 2004 these entities had total expenses of $47 million, total assets of $12 million and liabilities of $8 million (ie, net worth of $4 million)

•       equity account the TEIs as the Crown cannot unilaterally determine their operating and financing policies, but does have a number of powers in relation to these entities.

The following table shows the financial effect if the revenue, expenses, assets and liabilities of TEIs were line-by-line combined and contrasts this with the treatment in the financial statements of equity accounting TEIs’ net surpluses and net assets.  If TEIs were line-by-line combined there would be an increase in total revenues and expenses, total Crown debt and total assets and liabilities.  The operating balance and net worth are the same under both accounting treatments.

Note that the following table indicates the total revenues and expenses of TEIs in the second column.  However, the impact on the total Crown results from combining TEIs line by line would be to increase revenues and expenses, but only to the extent the TEI totals were not funded by the Crown (ie, by the amount in the third column).  The balance sheet would alter as indicated in the following table.

TEIs as at 30 June 2004 $ millions	Equity accounting (current treatment)	Full line-by-line combination	Impact on total Crown results
Operating Results			( ) = reduce item
Revenues		3,265	(1,569)
Expenses	—	(3,126)	(1,430)
Net surplus of TEIs	139	—	139
Operating Balance (no change)	139	139	—
Assets and Liabilities
Financial assets	—	832	(832)
Property, plant and equipment		4,413	(4,413)
Other assets		224	(224)
Net investment in TEIs	4,367	—	4,367
Gross debt		(226)	(226)
Other liabilities		(876)	(876)
Net Worth (no change)	4,367	4,367	—

Note 14: Intangible Assets (including goodwill)

Goodwill and intangible assets as at 30 June 2004 total $849 million ($1,075 million as at 30 June 2003).  Intangible assets (including goodwill) comprise:

$ millions	30 June 2004	30 June 2003
Intangible assets	302	465
Goodwill	547	610
Total Intangible Assets	849	1,075

Intangible assets primary relate to licences and derivatives that Meridian Energy acquired on purchasing Southern Hydro Pty Limited in 2003.

Goodwill is primarily made up of:

•       remaining goodwill on acquisition of Air New Zealand of $352 million ($399 million as at 30 June 2003).  It is amortised over a 10-year period.  This results in an expense of $47 million per year

•       goodwill on acquisitions by SOEs.

The following table reconciles the movements in goodwill during the year.

Description		$m
Opening balance as at 1 July 2003
Gross goodwill	694
Accumulated amortisation	(84)
Net opening balance		610

Goodwill acquired during the period		15
Goodwill amortised during the period		(78)

Closing balance as at 30 June 2004
Gross goodwill	709
Accumulated amortisation	(162)
Net closing balance		547

Note 15:  Payables and Provisions

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m

5,716	5,527	Accounts payable and accruals	7,493	7,054
1,919	2,139	Taxes repayable	2,355	2,154
242	539	Provisions	485	588
685	882	National Provident Fund guarantee	891	882
1,144	1,168	Provision for employee entitlements	1,262	1,200
9,706	10,255	Total Payables and Provisions	12,486	11,878

The Crown guarantees the payment of benefits by the Board of Trustees of the National Provident Fund.  The actuarial valuation report on these schemes as at 31 March 2004, prepared in June 2004 by PriceWaterhouseCoopers, has indicated the DBP Annuitants Scheme, which contains pensioners only, has an actuarial deficit of $891 million, an increase of $9 million from 30 June 2003.

		Analysis of Provisions
402	588	Opening balance	588	650
(33)	172	Additional provisions made in the year	96	245
(124)	(152)	Provisions used in period	(87)	(175)
(3)	(69)	Reversal of previous provision	(112)	(132)
242	539	Closing Balance	485	588

Note 16:  GSF Liability

The GSF liabilities have been calculated by the Government Actuary as at 30 June 2004. The liabilities arise from closed schemes for past and present public sector employees (set out in the GSF Act 1956). A Projected Aggregate Funding Method, based on balance-date membership data, is used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

The GSF net unfunded liability included in the 30 June 2004 Crown financial statements was $10,167 million.  This was a decrease of $508 million compared with 30 June 2003.  The primary reason for the decrease in the gross liability has been the movements in valuation assumptions of around $480 million.

A significant change in valuation assumptions was the increase in the average after-tax discount rate to 4.4% (4.0% at 30 June 2003).  The other principal long-term financial assumptions used in the calculation remained unchanged, which were an inflation rate of 2.0% and an annual salary increases rate, before any promotional effects, of 3.0%.  The remainder of the decrease in the unfunded past service liability is due to actual Fund experience ($243 million) offset by changes in data ($215 million).

The GSF net unfunded liability is $591 million lower than what was forecast at the 2004 Budget.  The decrease was largely due to a change in the average after-tax discount rate to 4.4% (4.1% at the 2004 Budget).

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m

		GSF Liability and Asset Information

		Gross GSF Liability
13,422	13,857	Opening gross liability	13,857	12,210
(87)	214	Net projected change	(315)	1,647
13,335	14,071	Closing Gross Liability	13,542	13,857

		Less Net Assets Available to the GSF Scheme
2,993	3,182	Opening asset value	3,182	3,287
		Net projected change:
211	287	- Investment valuation changes	315	82
(178)	(156)	- Contributions and other income less membership payments	(122)	(187)
33	131	Total projected change	193	(105)
3,026	3,313	Closing Net Asset Values	3,375	3,182

		Net Unfunded Liability of the GSF Schemes
10,429	10,675	Opening unfunded liability	10,675	8,923
(120)	83	Net projected change	(508)	1,752
10,309	10,758	Net Unfunded Liability	10,167	10,675

Reconciliation of the movement in Unfunded Liability between years

	Actual
	30 June 2004 $m	30 June 2003 $m
Opening balance	10,675	8,923

Expected service cost	215	193
Expected interest cost	452	469
Change in underlying valuation assumptions	(480)	1,396
Experience losses and asset losses	(109)	153
Expected return on assets	(186)	(193)
Change in data	215	325
Expected contributions	(615)	(591)
Closing balance	10,167	10,675

	30 June 2004 $m	30 June 2003 $m
Liabilities to Pensioners
Pensioners	7,949	8,038
Deferred pensioners	713	757

Liabilities to Contributors
General Government Superannuation Fund members	3,528	3,655
Police	794	801
Armed Forces	409	454
Judges	58	59
Prison Services	40	44
Islands	37	37
Members of Parliament	14	12

Total Liabilities in respect of Past Services	13,542	13,857

Less Assets available to schemes	3,375	3,182

Total Net Pension Liabilities	10,167	10,675

Note 17:  ACC Claims Liability

Claims Obligation

The ACC claims liability is the amount of funds required to be invested now, so that together with the future investment earnings on those funds ACC has enough funding to meet the estimated future payment obligations on its current claims.

Liability Calculation

PricewaterhouseCoopers Actuarial Pty Limited have prepared the independent actuarial estimate of the ACC claims liability as at 30 June 2004.  This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The estimate of the claims liability as at 30 June 2004 was $9,347 million.  This is an increase of $192 million compared with 30 June 2003 (a $170 million change and $22 million transferred from other insurers).  The primarily drivers of the increase in the claims liability were changes in economic assumptions and scheme experience.

Changes in economic assumptions have decreased the claims liability by around $670 million.  Within the economic assumptions the two significant drivers are an increase in discount rates to 6.5% (5.5% at 30 June 2003)  offset by an increase in the long-term Labour Cost Index (LCI) to 2.5% (2.3% at 30 June 2003).   The decrease in the liability has been offset by the future costs of claims incurred during the year, scheme experience and changes to claims valuation bases.

Valuation Movement Due to Experience and Assumption Changes

If the assumptions underlying the 30 June 2003 valuation were used, the estimated 30 June 2004 valuation would be $9,656 million.  The actual valuation for 30 June 2004 was $9,347 million.  The difference in the two numbers was $309 million. This is shown in the following table:

	As at 30 June 2004 $m	As at 30 June 2003 $m	Variance 2004 $m
30 June 2003 liability	9,155	9,155	—
30 June 2004 liability	9,347	9,656	309
Change in Liability	192	501	309

The $309 million movement reflects changes in underlying assumptions and actual experience of the scheme.  The main changes in the experience and assumptions between years have been outlined above.

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m
		ACC Liability and Asset Information

		Gross ACC Liability
8,701	9,155	Opening gross liability	9,155	7,501
499	608	ACC claims liability movement	170	1,654
—	—	Transfer from other insurers	22	—
9,200	9,763	Closing Gross Liability	9,347	9,155
		Less Net Assets Available to ACC
4,527	4,901	Opening net asset value	4,901	3,865
766	1,042	Net change	1,068	1,036
5,293	5,943	Closing Net Asset Values	5,969	4,901
		Net ACC Reserves (net liability)
(4,174)	(4,254)	Opening reserves position	(4,254)	(3,636)
267	434	Net change	898	(618)
(3,907)	(3,820)	Closing Reserves Position (net liability)	(3,356)	(4,254)

ACC Reserves by Account
Residual Claims Account			(1,414)	(1,443)
Motor Vehicle Account			(1,557)	(1,777)
Non-Earners’ Account			(958)	(1,122)
Medical Misadventure Account			(229)	(198)
Earners’ Account			449	180
Self-Employed Work Account			14	(2)
Employers’ Account			317	108
Account Reserves			(3,378)	(4,254)

The ACC reserves disclosed above represent the net assets and liabilities for each of the various accounts operated by ACC.  Details on how the unfunded liability of each account will be managed in the future are contained in the 2004 ACC Annual Report (broadly the policy is to fully fund the major accounts by 2014).

Note 18:  Revaluation Reserves

Forecast			Actual
2003 Budget $m	Estimated Actual $m		30 June 2004 $m	30 June 2003 $m

		Movement in Asset Revaluation Reserves

12,786	15,624	Opening Balance	15,624	12,672

		Net Revaluations
—	57	Land and buildings	3,855	2,078
—	—	State highways	308	444
—	—	TEIs	—	275
—	19	Other assets	50	198
—	76	Total Net Revaluations	4,213	2,995
—	(18)	Transfers to taxpayer funds	1	(43)
12,786	15,682	Closing Asset Revaluation Reserve	19,838	15,624

		Asset Revaluation Reserve (by component total)
7,100	9,060	Land and buildings	12,873	9,021
709	709	Electricity distribution assets	709	709
2,514	2,958	State Highways	3,266	2,958
699	974	TEIs	974	974
1,764	1,981	Other assets	2,016	1,962
12,786	15,682	Closing Asset Revaluation Reserve	19,838	15,624

Note 19: Foreign Currencies

All monetary amounts in these financial statements are expressed in New Zealand dollars.  The New Zealand dollar closing rates for major currencies were:

	30 June 2004	30 June 2003
United States dollar	0.62760	0.58200
Japanese yen	68.09000	69.76500
British pound	0.34700	0.35185
Euro	0.51890	0.50895

Note 20: Risk Management

The Crown is subject to a number of financial risks which arise as a result of its debt portfolios, investment funds and transactions with foreign suppliers that are undertaken by the entities that make up the Crown reporting entity.

Individual entities that form the Crown reporting entity are responsible for ensuring appropriate risk management strategies and policies are in place within any mandate provided by legislation.  Information and risk disclosures for individual entities are disclosed in the relevant entity’s annual report.  Key risk management strategies across the Crown include:

Core Crown

The core Crown is risk adverse and seeks to minimise net finance costs associated with its debt and maximise returns on its specific investment funds.  Key strategies of material entities forming the core Crown segment include:

•                  New Zealand Debt Management Office (NZDMO) is responsible for the efficient management of Crown debt and associated assets.  NZDMO’s strategic objective is to maximise the long-term economic return on the Crown’s financial assets and debt in the context of the Government’s fiscal strategy, particularly its aversion to risk.

•                  The Crown has a foreign-reserve policy that requires the Reserve Bank to manage sufficient levels of foreign currency reserves to intervene in New Zealand’s currency markets.

•                  The Government Superannuation Fund and New Zealand Superannuation Fund are required to invest assets on a prudent commercial basis.  In doing so they manage and administer the assets in a manner consistent with best practice portfolio management and maximising return without undue risk to the respective fund as a whole.

SOEs and Crown entities

•                  The State-Owned Enterprises Act 1986 requires SOEs to operate commercially.  With the varying nature of the activities of SOEs, each individual entity has its own risk management strategies (eg, the electricity industry is exposed to electricity spot rate movements).

•                  As with SOEs, individual Crown entities are responsible for ensuring that they have risk management strategies appropriate to their operations.  For example, ACC and the EQC will have specific policies in relation to the investment portfolios they manage.

Detailed risk management policy disclosure of Crown reporting entities can be found in an individual entity’s Annual Report.

Credit risk

Credit risk refers to the risk of a loss due to the non-performance by counterparties to discharge an obligation.

Financial instruments which subject the Crown to credit risk include bank balances, receivables, advances, investments, interest rate options, forward rate agreements, foreign exchange forward contracts, foreign exchange swaps, interest rate swaps and foreign currency options.

The entities within the Crown reporting entity manage their exposure to credit risk by:

•                  maintaining credit exposure only with highly rated institutions, for which the probability of default is low.  The creditworthiness of counterparties is continuously monitored

•                  ensuring diversification of credit exposure by limiting the exposure to any one financial institution

•                  in some instances requiring a form of collateral from certain counterparties.

Since there is no significant concentration of credit risk exposure on receivables and advances they have been excluded from the tables below.

Concentration risk of credit exposure

As at 30 June 2004 the concentrations of credit exposure by industry type were as follows:

$ millions	30 June 2004	30 June 2003
Sovereign issuers (excluding New Zealand sovereign-guaranteed)	5,487	6,979
Supranational financial institutions	1,397	1,319
Foreign banks	6,103	4,623
Other	15,099	11,117
Total Credit Exposure	28,086	24,038

As at 30 June 2004 the concentrations of credit exposure by geographical area were as follows:

$ millions	30 June 2004	30 June 2003
USA	5,555	5,250
Europe	7,316	5,276
Japan	868	274
Australia	1,239	1,532
New Zealand	9,859	10,306
Supranational	1,397	1,319
Other	1,852	81
Total Credit Exposure	28,086	24,038

As at 30 June 2004 the concentrations of credit exposure by credit rating using the lower rating of Standard & Poors or Moody’s were as follows:

		30 June 2004 $m	% of 2004 credit exposure	30 June 2003 $m	% of 2003 credit exposure
	AAA	7,866	28.0%	8,944	37.2%
	AA	9,071	32.3%	7,029	29.2%
	A	1,127	4.0%	2,377	9.9%
IMF reserve position		916	3.3%	1,067	4.4%
Non-rated and other(2)		9,106	32.4%	4,621	19.2%
Total Credit Exposure		28,086	100.0%	24,038	100.0%

Interest rate risk

Interest rate risk refers to the risk of loss due to adverse movement in interest rates.  In general interest rate risk is managed strategically by issuing a mix of fixed and floating rate debt, including interest rate swaps.  Derivative transactions outstanding as at 30 June 2004 are disclosed on page 65.

Foreign exchange risk

Foreign exchange risk refers to the risk of loss due to adverse movements in foreign exchange rates.  The range of instruments currently being used to minimise the Crown’s exposure to foreign exchange risk includes currency and interest rate swaps, foreign-exchange contracts and futures contracts.

Refinancing/repricing risk

As at 30 June 2004 assets and liabilities will mature or reprice within the following periods:

$ millions	Effective interest rate (3)	Total 30 June 2004	0-12 months	1-2 years	2-5 years	5-10 years	>10 years
Domestic Assets
Cash and deposits		3,004	3,004	—	—	—	—
Marketable securities	4.1-7.3	6,853	6,048	103	305	224	173
Others		1,969	1,817	7	26	41	78
Foreign Assets
Cash and deposits		596	596	—	—	—	—
Marketable securities	1.5-4.6	9,185	6,263	696	1,121	886	219
Others		6,479	6,468	—	—	—	11
Total Assets		28,086	24,196	806	1,452	1,151	481
Domestic Liabilities
Government stock	6.2	17,351	2,677	2,442	2,702	7,087	2,443
Treasury bills	5.6	5,525	5,525	—	—	—	—
Retail stock	5.0	654	486	95	73	—	—
Other	5-10.3	3,186	5,111	51	(416)	(1,659)	99
Foreign Liabilities
Foreign currency debt	2-8	10,109	5,179	1,349	2,309	855	417
Total Liabilities		36,825	18,978	3,937	4,668	6,283	2,959

(2)          The non-rated and other credit rating amount largely relate to equity investments held by the NZS Fund, GSF, ACC and EQC.

(3)          Where ranges of effective interest rates are provided above these are based on the weighted average rates provided by reporting entities.

Liquidity risk

Liquidity risk refers to the loss due to the lack of liquidity preventing quick or cost-effective liquidation of products, positions or portfolios.

Liquidity risk is managed on an individual entity basis, which generally requires entities to hold assets of appropriate quantity and quality to meet all their obligations as they fall due.

Derivatives

The Crown’s involvement in derivatives comprises currency and interest rate swaps, foreign exchange and futures contracts, foreign exchange and interest rate options outstanding.

$ millions	30 June 2004 Book value	30 June 2004 Fair value	30 June 2004 Notional value
Foreign exchange contracts	224	300	13,311
Foreign exchange options	(1)	5	208
Currency swaps in gain position	360	388	3,625
Currency swaps in loss position	(409)	(401)	1,805
Net currency swaps	(49)	(13)	5,430
Interest rate options	11	11	255
Interest rate swaps in gain position	205	421	8,276
Interest rate swaps in loss position	(5)	(228)	7,000
Net interest rate swaps	200	193	15,276
Futures in gain position	(7)	55	1,111
Futures in loss position	(1)	1	336
Net futures	(8)	56	1,447
Net Derivative Instruments	376	552	35,927

$ millions	30 June 2003 Book value	30 June 2003 Fair value	30 June 2003 Notional value
Foreign exchange contracts	104	100	6,302
Foreign exchange options	2	10	75
Currency swaps in gain position	232	406	4,582
Currency swaps in loss position	(376)	(376)	2,307
Net currency swaps	(144)	30	6,889
Interest rate options	20	20	140
Interest rate swaps in gain position	277	844	7,907
Interest rate swaps in loss position	(20)	(476)	7,155
Net interest rate swaps	257	368	15,063
Futures in gain position	26	34	1,747
Futures in loss position	(2)	(2)	169
Net futures	24	32	1,916
Net Derivative Instruments	263	560	30,384

Fair value of financial instruments

As at 30 June 2004 the fair values of assets and liabilities were as follows:

$ millions	30 June 2004 Book value	30 June 2004 Fair value	30 June 2003 Book value	30 June 2003 Fair value
Domestic Assets
Cash and deposits	3,004	3,004	2,533	2,564
Marketable securities	6,853	6,569	7,128	7,298
Others	1,969	2,221	2,574	2,598
Foreign Assets
Cash and deposits	596	931	686	686
Marketable securities	9,185	8,483	4,786	5,124
Others	6,479	7,003	6,331	6,320
Total Assets	28,086	28,211	24,038	24,590
Domestic Liabilities
Government stock	17,351	17,782	18,745	20,339
Treasury bills	5,525	5,517	5,317	5,325
Retail stock	654	653	818	820
Other	3,186	3,053	5,239	4,518
Foreign Liabilities
Foreign currency debt	10,109	10,585	8,166	9,407
Total Liabilities	36,825	37,590	38,285	40,409

The carrying amount of receivables and advances is similar to their fair values.  Refer to note 9 (student loans) and note 10 (accounts receivable) for discussion on carrying amounts compared to estimated fair values.

Note 21: Contingent Liabilities and Contingent Assets

$ millions	30 June 2004	30 June 2003
Guarantees and indemnities	292	425
Uncalled capital	2,528	2,641
Legal proceedings and disputes	794	242
Other contingent liabilities	1,371	1,309
Total Quantifiable Contingent Liabilities	4,985	4,617
Total Quantifiable Contingent Assets	157	129

Only contingent liabilities involving amounts of over $10 million are separately disclosed.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability were realised it would have a negative impact onreduce the operating balance and net worth, , and increase Crown debt and net worth.  However, in the case of contingencies for uncalled capital, the negative impact would be restricted to Crown debt.

Contingent assets are potential assets dependent on a particular event occurring.  As at 30 June 2004, the Crown had quantifiable contingent assets totalling $157 million ($129 million at 30 June 2003).  $110 million relates to suspensory loans issued by the Ministry of Education to integrated schools and $36 million relates to potential gains arising from cross border leases held by Transpower NZ Limited.

Guarantees and indemnities

Guarantees and indemnities are disclosed in accordance with FRS 15 Provisions, Contingent Liabilities and Contingent Assets.  In addition, guarantees given under Section 56 of the Public Finance Act 1989 are disclosed in accordance with Section 27(f) of the same act.

Cook Islands – Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB.  These guarantees have first call on New Zealand’s Official Development Assistance.

$18 million at 30 June 2004 ($18 million at 30 June 2003).

Indemnification of receivers and managers – Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 30 June 2004 ($10 million at 30 June 2003).

Indemnification of touring exhibitions

The Crown has a contingent liability for damages and losses under the scheme for indemnifying touring exhibitions.

$36 million at 30 June 2004 ($243 million at 30 June 2003).

Ministry of Justice – Treaty settlements, tax liabilities

Under Deeds of Settlement completed in the Treaty settlement process the Crown has indemnified the appropriate governance entity against any goods and services tax or income tax liability arising from the payment of tangible redress.

$92 million at 30 June 2004 ($32 million at 30 June 2003).

Mighty River Power Limited – guaranteed payment obligations

Mighty River Power Limited have guaranteed payment obligations under letters of credit in relation to bank borrowings under a standby and cash advances facility and revolving advances facility.

$30 million at 30 June 2004 ($50 million at 30 June 2003).

Solid Energy New Zealand Limited

The Crown has indemnified Solid Energy New Zealand Limited for rehabilitation liabilities arising from coal mining operations carried out by the State Coal Mines prior to 1 April 1987.

$42 million at 30 June 2004 ($7 million at 30 June 2003).

Ministry of Transport – funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 30 June 2004 ($10 million at 30 June 2003).

Post Office Bank (PostBank) – guaranteed deposits

In the sale of PostBank to ANZ Banking Group Limited (ANZ), the Crown agreed to continue its guarantee, under the Post Office Bank Act 1987, of certain PostBank deposits lodged with the Bank before 1 July 1988.  ANZ agreed to indemnify the Crown for the cost of any liability that may arise from the Crown guarantee.  The amount guaranteed reduces as deposits mature.

$12 million at 30 June 2004 ($14 million at 30 June 2003).

Guarantees and indemnities of SOEs and Crown entities

$42 million at 30 June 2004 ($40 million at 30 June 2003).

Other guarantees and indemnities

$1 million at 30 June 2004 ($1 million at 30 June 2003).

Uncalled capital

The Crown’s uncalled capital subscriptions are as follows:

$ millions	Uncalled capital at 30 June 2004	Uncalled capital at 30 June 2003
Asian Development Bank	1,181	1,216
European Bank for Reconstruction and Development	13	14
International Bank for Reconstruction and Development	1,308	1,411

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Air New Zealand Limited – legal claim

New Zealand International Airlines Limited (NZIA), a wholly owned subsidiary of Air New Zealand Limited, received an income taxation notice of assessment from the Hong Kong Inland Revenue Department (the IRD) after 31 December 2003, covering the years ended 30 June 1989 to 30 June 2002. If the IRD’s assessment position is extrapolated to 31 December 2004 a possible liability of $107 million could result. NZIA considers the assessments can be challenged, and will contest them.

$107 million at 30 June 2004 (nil at 30 June 2003).

Health – legal claims

Claims against the Crown in respect of people allegedly contracting hepatitis C through contaminated blood and blood products.

$104 million at 30 June 2004 ($104 million at 30 June 2003).

Tax in dispute

Represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

$469 million at 30 June 2004 ($35 million at 30 June 2003).

Transpower New Zealand Limited

A claim has commenced against both Transpower and Powerco Limited alleging breaches of the Commerce Act.  Transpower has filed a statement of defence.

$20 million at 30 June 2004 (nil million at 30 June 2003).

Other legal claims against SOEs and Crown entities

$7 million at 30 June 2004 ($17 million at 30 June 2003).

Other legal claims

$77 million at 30 June 2004 ($86 million at 30 June 2003).

Other quantifiable contingent liabilities

International finance organisations

The Crown has lodged promissory notes with the following international finance organisation:

$ millions	30 June 2004	30 June 2003
IMF	1,213	1,131

Payment of the notes depends upon the operation of the rules of the organisation.

Reserve Bank – demonetised currency

The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

$23 million at 30 June 2004 ($23 million at 30 June 2003).

Social Development – claim for judicial review

A claim for judicial review of the Crown’s interpretation and application of Special Benefit direction.  The claim seeks representation order for all applicants for the Special Benefit from December 2000 to date.

$43 million at 30 June 2004 ($32 million at 30 June 2003).

Other quantified contingent liabilities of SOEs and Crown entities

$45 million at 30 June 2004 ($91 million at 30 June 2003).

Other quantifiable contingent liabilities

$30 million at 30 June 2004 ($32 million at 30 June 2003).

Unquantifiable Contingent Liabilities

This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified.

Accident Compensation Corporation (ACC) litigations

There are several legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC.  No accrual has been made for such contingent liabilities as ACC will be vigorously defending these claims.

A particular issue before the courts is access of ACC claimants to lump sum compensation for asbestos related illnesses.  On 6 August 2004, the District Court upheld an interpretation that a lump sum payment was required to be paid in respect of one claimant.

At this stage, the potential implications of the decision are uncertain, but could expose ACC to substantial future liability in respect of other illnesses listed under Schedule 2 of the Injury Prevention Rehabilitation and Compensation Act 2001.

Asure New Zealand Limited

The Crown has indemnified the directors of Asure New Zealand Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Auckland Rail Lease

The Crown has indemnified Tranz Rail Limited against any losses arising from breaches of the Sale and Purchase Agreement with the Crown relating to the purchase of the Auckland rail lease and infrastructure assets.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.   A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority litigation

The Building Industry Authority is one of a number of defendants in lawsuits alleging negligence on the part of the Authority regarding its performance on weathertightness issues.  The Authority considers that other proceedings are likely to be brought against it both in the High Court and under the Weathertight Homes Resolution Services Act.

The Authority had no direct involvement with any of the buildings concerned.  The outcome of the claims essentially depends on questions of law relating to the Authority’s performance of its statutory duties.  The Authority considers that it has at all times performed those duties properly.  In the absence of decided cases on the relevant questions of law there is no certainty as to the outcome of the claims.  Notwithstanding the outcomes of the claims, should the Authority be found to be liable, the amounts payable will depend on the amounts paid by other defendants who are also held to be liable.

It is therefore not currently possible to quantify the Authority’s contingent liabilities.

CRIs

The Crown has indemnified the CRIs for any costs arising from certain third-party claims that are the result of acts or omissions prior to the transfer date, for costs of complying with statutes, ordinances and bylaws which relate to or affect certain buildings, and (subject to certain limitations) for the costs of obtaining title to land.

Ministry of Defence - Litigation

The Ministry of Defence was advised on 2 August 2004 that the Crown Law Office had been served with legal proceedings against the Ministry by Schelde Marinebouw BV.

Schelde, an unsuccessful respondent to the Project Protector RFP, is suing for damages arising out of its failure to secure the contract for the supply of the Project Protector ships for the RNZN.  An estimate of its financial effect is unable to be made.

District health boards (DHBs)

The Crown has provided transitional indemnities to directors and officers of some DHBs, for liabilities arising from inherited assets and business practices under the Building Act 1991 and the Health and Safety in Employment Act 1992.

District health boards (DHBs) – Auckland DHB

A class of employees has claimed that Auckland District health board (ADHB) has incorrectly interpreted a clause in the contract governing their employment.  The hearing process is proceeding and the document exchanges are to be completed by 17 September 2004 with the Employment Relations Authority (ERA), which will rule on the interpretation of the contract.  The view of the Board is that, depending on the ruling of the ERA, a settlement may be made with the employees.

There are a number of uncertainties that affect the possible exposure that ADHB faces.  The uncertainties include the outcome, identifying the employees affected and the extent of any back-dating.

This issue may have impacts for other DHB’s, but at this stage the impact can not be quantified.

District Court Judges, Justices of the Peace, Coroners and Disputes Tribunals

Section 119 of the District Courts Act 1947 indemnifies District Court Judges acting in their civil jurisdiction.  Section 196A of the Summary Proceedings Act 1957 also indemnifies District Court Judges for any liabilities arising as a result of an act done by a Judge in excess of, or without, jurisdiction.

Section 35 of the Coroners Act 1988 confers on Coroners acting within the Coroner Act 1988 the same privileges and immunities as District Court Judges under the Summary Proceedings Act 1957.

Under section 197 of the Summary Proceedings Act 1957, Justices of the Peace are similarly covered as long as a High Court Judge certifies that they have acted in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers on Disputes Tribunal referees acting within the Disputes Tribunal Act 1988 the same protection as Justices of the Peace under the Summary Proceedings Act 1957.

EQC

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement.  The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to Contact Energy.  As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors – Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements.  Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•                  existing debt and swap obligations

•                  hedge contracts and obligations

•                  any liabilities that arise out of the split itself.

Fletcher Challenge Limited (FCL)

Under the Sale and Purchase Agreement with FCL for the sale of the Forestry Corporation of New Zealand Limited, the Crown has indemnified FCL for the costs of cleaning up environmental contamination.  In respect of on-site environmental costs and losses incurred up to settlement date (27 September 1996), FCL will pay the first $30 million of any clean-up and half of the next $20 million.

The Crown will pay for half of any cost over $30 million and for all costs over $50 million.  The on-site indemnity runs until 1 January 2020.

The Crown has also indemnified FCL in respect of off-site environmental costs and losses incurred up until settlement date.  The off-site indemnity is unlimited as to amount and time.

Ministry of Fisheries – indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries.  This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2006 unless the contract with Commercial Fisheries Services is extended, in which case it will expire on 30 September 2009.

Housing New Zealand Corporation (HNZC)

The Crown has indemnified Westpac Banking Corporation in respect of the accuracy of information provided on the sale of various parcels of HNZC (formerly Housing Corporation of New Zealand) mortgages.

Under the sale of mortgages to Westpac, HNZC has insured the purchaser against certain credit losses with the Crown standing behind this obligation.

HCNZ Lender’s Mortgage Insurance Indemnity:   The Minister of Finance is deemed under section 24(2) of the Housing Corporation Act 1974 to have guaranteed HCNZ in respect of Homebuy first mortgages insured by HCNZ through contracted insurance agents.

Legal proceedings have been initiated against a number of defendants, including the Crown, alleging breach of fiduciary duties in respect of the transfer of the Agreement for Sale and Purchase and mortgage agreements to HNZC under the Housing Assets Transfer Act 1993.

In addition, the Crown has provided a warranty in respect of title to the assets transferred to HNZC (formerly Housing New Zealand) and has indemnified the company against any breach of this warranty.  The Crown has indemnified the company against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of the company against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism, that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Kyoto Protocol

The Kyoto Protocol is a protocol to the United Nations Framework Convention on Climate Change (UNFCCC).  The Protocol addresses climate change by committing developed countries to reduce their combined greenhouse gas emissions by at least 5% compared to 1990 levels by the period 2008-2012.

The New Zealand Government ratified the Kyoto Protocol in December 2002.  The Protocol will come into force 90 days after countries responsible for 55% of the developed world’s 1990 carbon dioxide (CO2) emissions have ratified the Protocol.  As at April 2004, 120 countries accounting for 44.2% of developed countries CO2 emissions in 1990 have ratified.

If the Protocol does come into force New Zealand will have a binding international commitment to initially reduce its greenhouse gas emissions to the levels they were in 1990, on average, over the period 2008-2012 or take responsibility for any emissions above this level if it cannot meet this target.

New Zealand’s emission obligations under the Protocol do not extend beyond the first commitment period of 2008-2012.  New Zealand’s obligation beyond 2012 will need to be negotiated.  The structure and rules (e.g. the role of forest sinks) around post-2012 commitments will also need to be negotiated.

The position of each country for the first commitment period is calculated in an agreed manner.  Countries may sell any surplus units to countries that need to purchase units to make up a deficit in meeting their Kyoto obligations through domestic action.  Alternatively, they could chose to hold onto any surplus emission units to count against emission obligations in future commitment periods.  At this stage there is no reliable measure of New Zealand’s likely position over the first commitment period.

As the fiscal implications become clearer, particularly any implications beyond the 2012 period, further information and quantification will be provided.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.   Under the NPF Restructuring Act 1990, the Crown guarantees:

•                  the benefits payable by all NPF schemes (section 60)

•                  investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•                  payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP (Annuitants’) Scheme (refer Note 15 of the financial statements).

New Zealand Railways Corporation

The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Ports of Auckland

The Crown has entered into a confidentiality agreement with Ports of Auckland in relation to the purchase of two marinas.  The agreement contains an indemnity against any losses arising from a breach of the agreement.

Public Trust

The Crown is liable to meet any deficiency in the Public Trust’s Common Fund (section 52 of the Public Trust Act 2001).

Purchasers of Crown operations

The Crown has indemnified the purchasers of various Crown operations for losses owing to changes in legislation which uniquely and adversely affect those purchases.

Reserve Bank of New Zealand (the Reserve Bank)

The Crown pays to the Reserve Bank any exchange losses incurred by the Reserve Bank as a result of dealing in foreign exchange under sections 17, 18 and 21(2) of the Act.

State Insurance and Rural Bank – Tax liabilities

The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Toll NZ Ltd – purchase of rail network assets

The agreement between the Crown and Toll NZ Ltd for the Crown’s purchase of the rail network and associated assets on 30 June 2004 contains the following provisions:

•                  the Crown has indemnified Toll against any liability arising from the assigned contracts, leases, etc after their assignment dates

•                  the Crown has indemnified Toll against certain potential claims by employees

•                  the Crown has an option to purchase the Tranz Scenic Stations from Toll for a period of three years (to 30 June 2007).

Transpower New Zealand

The Crown has provided a temporary indemnity to Transpower against actions taken under tort by electricity market participants, which could arise from being system operator under the Electricity Governance Regulations 2003.  The Crown is liable for expenses over $200,000 per event and $2 million per annum.

Tranz Rail

The Crown has entered into a confidentiality deed with Tranz Rail in relation to confidential information provided in relation to the transaction set out in a Heads of Agreement dated 6 June 2003. The deed contains an indemnity against any losses arising from a breach of the deed.

Works Civil Construction

The Crown has provided an indemnity to the purchasers of Works Civil Construction in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.  In addition, an indemnity has been provided against certain costs, claims or damages in relation to the Clyde and Ohaaki power projects.

Works Consultancy Services

The Crown has provided an indemnity to the purchasers of Works Consultancy Services in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.

Other unquantifiable contingent liabilities

Environmental Liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

During 2002/03 departments managing significant Crown properties undertook exercises to establish the nature and quantity of any contaminated sites. These exercises continued into the 2003/04 year. Where appropriate, departmental systems have been implemented to identify, monitor and assess potential contaminated sites.

In accordance with FRS 15: Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the Statement of Financial Position as provisions.

Genesis Power Limited

Carter Holt Harvey (CCH) commenced proceedings against Genesis Power Limited in May 2001 in connection with a co-generation agreement with ECNZ.

Source Distribution Limited commended proceedings against Genesis Power Limited in December 2002 for alleged breach of agreement to acquire customers for Genesis.

New Zealand Educational Institute

The Ministry of Education is appealing a decision of the Employment Court in favour of the New Zealand Educational Institute regarding recognition of partial degree qualifications of primary teachers for salary purposes.

New Zealand Post Primary Teachers’ Association

The New Zealand Post Primary Teachers’ Association has filed legal proceedings against the Crown in respect of the Ministry of Education’s proposed handling of the pay status of some secondary teachers who do not hold degrees within the terms of settlement of the Secondary Teachers’ Collective Agreement.

Sale of Crown assets

On the sale of Crown assets and the corporatisation of Crown assets into SOEs and Crown entities, the Crown has generally provided a warranty that the Crown was the rightful owner of the assets transferred, and that the assets were free of encumbrances.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Māori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu.  The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Contingent Liability Movements

Of the contingent liabilities detailed above, the following are movements this year:

•                  Solid Energy New Zealand Limited – rehabilitation liabilities

•                  Ministry of Justice – treaty settlement tax liabilities

•                  Air New Zealand – legal claims

•                  Transpower New Zealand Limited – legal claims

•                  Accident Compensation Corporation (ACC) litigation - unquantified

•                  Bona vacantia property – unquantified

•                  Building Industry Authority Institute – unquantified

•                  Ministry of Defence – unquantified

•                  District health board (Auckland DHB) - unquantified

•                  Kyoto Protocol – unquantified

•                  New Zealand Educational Institute – unquantified

•                  Ports of Auckland – unquantified

•                  Solid Energy – Ralph Estate – unquantified

•                  Synfuels-Waitara Outfall indemnity – unquantified

•                  Tainui Corporation – unquantified

•                  Toll NZ Limited – unquantified

•                  Transpower –  unquantified

•                  Tranz Rail – unquantified

The following items were resolved or expired over the year:

•                  Transpower New Zealand Limited – other quantifiable contingent liabilities

•                  Air New Zealand (Ansett Group) – unquantified

•                  DFC tax liability – unquantified

•                  Reserve Bank (S.146 of the Reserve Bank Act) – unquantified

Additional Statements

on

Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues
(for the year ended 30 June 2004)

Forecast			Actual
2003	Estimated		30 June	30 June
Budget	Actual		2004	2003
$m	$m		$m	$m

This statement outlines the core Crown bonds reconciliation.  Government stock balances and flows between NZDMO, the NZS Fund and the GSF are not eliminated.  This presents the complete activity of the NZDMO bond programme.

		Core Crown Cash Flows from Operations
41,056	42,620	Total tax receipts	42,777	39,842
384	443	Total other sovereign receipts	428	399
953	1,439	Interest, profits and dividends	1,129	1,310
1,119	702	Sales of goods and services and other receipts	534	1,185
(14,510)	(14,295)	Subsidies and transfer payments	(14,250)	(14,071)
(23,297)	(23,135)	Personnel and operating costs	(23,198)	(21,703)
(2,058)	(2,054)	Finance costs	(1,977)	(2,106)
(175)	—	Forecasts for future new spending	—	—
3,472	5,720	Net Cash Flows from Operations	5,443	4,856

		Investing Flows

		Net advances
(667)	(733)	Student loans	(701)	(698)
(355)	(535)	Housing New Zealand Corporation	(503)	(107)
(595)	(609)	District health boards and RHMU	(614)	(114)
—	—	Tranz Rail New Zealand Limited	44	(44)
—	—	Contact Energy Limited	—	48
(2)	47	Other	49	19
(1,619)	(1,830)	Total Net Advances	(1,725)	(896)

(1,285)	(1,593)	Net Purchase of Physical Assets	(1,299)	(1,059)

		Net investments
(252)	(157)	District health boards	(28)	(275)
(185)	(20)	Housing New Zealand Corporation	78	(69)
(222)	(106)	Other	(70)	(140)
(1,879)	(1,879)	Contributions to the NZS Fund	(1,879)	(1,200)
(180)	—	Forecast new capital spending	—	—
(2,718)	(2,162)	Net (Purchase)/Sale of Investments	(1,899)	(1,684)

(2,150)	135	Available for Debt Repayment/(Required to be Financed)	520	1,217

		Financing Activity

2,483	(353)	Other net sale/(purchase) of marketable securities and deposits	541	(1,944)
(238)	1,001	Net issue/(repayment) of other New Zealand-dollar borrowing	2	(417)
(105)	(573)	Net (repayment)/issue of foreign currency borrowing	(216)	1,658
16	374	Net (inflows)/outflows of cash	(250)	69
—	177	Issues of circulating currency	114	147

6	761	Net Cash Inflows/(Outflows) to be Offset by Domestic Bonds	711	730

		Gross Cash Proceeds from Domestic Bonds
3,234	2,216	Domestic bonds (market)	2,212	2,551
357	424	Domestic bonds (non-market)	478	279

3,591	2,640	Total Gross Cash Proceeds from Domestic Bonds	2,690	2,830

(3,044)	(3,044)	Repayment of domestic bonds (market)	(3,044)	(2,823)
(553)	(357)	Repayment of domestic bonds (non-market)	(357)	(737)

(6)	(761)	Net (Repayments of)/Cash Proceeds from Domestic Bonds	(711)	(730)

Statement of Unappropriated Expenditure, Expenses or Liabilities
(for the year ended 30 June 2004)

An appropriation is a statutory authorisation by Parliament for the expenditure of public money or the incurring of expenses or liabilities.  This Statement reports expenditure, expenses or liabilities spent or incurred in excess of or without appropriation by Parliament.

Section 12 (1) of the Public Finance Act 1989 authorises the Minister of Finance to approve limited amounts of expenditure, expenses or liabilities in excess of or without appropriation.   Unappropriated amounts spent or incurred in terms of such an approval are shown separately in this Statement.

Unappropriated expenditure, expenses or liabilities in excess of the limits which the Minister of Finance can approve require validating legislation.

Amounts in this Statement are expressed in thousands of dollars, reflecting the level at which appropriations are made.

	Unappropriated	Unappropriated
	expenditure,	expenditure,
	expenses or	expenses or
	liabilities	liabilities
	approved by the	requiring
	Minister of Finance	validating	Amount
	under section 12	legislation	appropriated
	($000)	($000)	($000)
Department
Vote –
Appropriation

Department of Conservation
Conservation –
Outputs Supplied by the Department
Management of Natural Heritage	1,276		117,992

Outputs Supplied by the Department
Conservation with the Community	842		29,483

Outputs Supplied by the Department
Policy Advice, Servicing the Minister and Statutory Bodies, and Statutory Planning	535		5,680

Outputs Supplied by the Crown
Management Services - Natural and Historic Places	74		1,487

Biosecurity – Conservation –
Outputs Supplied by the Department
Indigenous Forest Biosecurity Protection	8		28

Department of Corrections
Corrections –
Other Expenses to be Incurred by the Department
Revaluation Losses	5,197		2,500

Ministry for Culture and Heritage
Arts, Culture and Heritage –
Outputs Supplied by the Crown
Public Broadcasting Funding	495		121,546

Ministry of Economic Development
Commerce –
Other Expenses to be Incurred by the Crown
Commerce Commission Litigation Fund	818	500	1,688

Ministry of Education
Education –
Outputs Supplied by the Department
Provision of Information	1,664		42,081

Outputs Supplied by the Department
Provision of School Sector Property	1,192		1,013,779

Outputs Supplied by the Department
Provision of Teacher and Caretaker Housing	139		26,548

Other Expenses to be Incurred by the Crown
Secondary Education	2,207		1,479,865

Other Expenses to be Incurred by the Crown
Tertiary Education and Training	1,014		1,778,870

	Unappropriated	Unappropriated
	expenditure,	expenditure,
	expenses or	expenses or
	liabilities	liabilities
	approved by the	requiring
	Minister of Finance	validating	Amount
	under section 12	legislation	appropriated
	($000)	($000)	($000)
Department
Vote –
Appropriation

Ministry of Foreign Affairs and Trade
Foreign Affairs and Trade –
Outputs Supplied by the Department
Policy Advice and Representation -
International Institutions	862		35,335

Ministry of Justice
Courts –
Other Expenses to be Incurred by the Crown
Abortion Supervisory Committee -
Certifying Consultants Fees	166		3,700

Other Expenses to be Incurred by the Crown
Personal Property Protection Rights Costs	51		1,200

Other Expenses to be Incurred by the Crown
Youth Court Professional Fees	445		4,600

Justice –
Outputs Supplied by the Crown
Policy Advice (1)	130		3,217

New Zealand Defence Force
Defence Force –
Outputs Supplied by the Department
Naval Combat Forces	5,737		559,006

Outputs supplied by the Department
Naval Support Forces	320		30,222

Outputs supplied by the Department
Hydrographic Data Collection and
Processing for LINZ and Third Parties (2)	428		8,266

Outputs Supplied by the Department
Land Combat Forces	1,663		233,265

Outputs Supplied by the Department
Land Combat Support Forces (3)	497		151,770

Outputs Supplied by the Department
Land Combat Service Support Forces (4)	1,370		125,626

Outputs Supplied by the Department
Rotary Wing Transport Services	881		78,866

Other Expenses Incurred by the Department
Exchange Rate Movements		72,000

Veterans Affairs – Defence Force –
Outputs Supplied by the Department
Policy and Administration	9		1,619

Outputs Supplied by the Crown
Development and Maintenance of Service Cemeteries	3		804

(1) Excludes $130,000 transferred out of this Output Class by the Public Finance (Transfers between Outputs) Order 2004 (SR 2004/198).

(2) Includes $350,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2004 (SR 2004/198).

(3) Includes $500,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2004 (SR 2004/198).

(4) Includes $500,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2004 (SR 2004/198).

	Unappropriated expenditure, expenses or liabilities approved by the Minister of Finance under section 12	expenditure, expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)
Department
Vote –
Appropriation

Pacific Island Affairs
Pacific Island Affairs –
Outputs Supplied by the Department
Communications	36		757

Outputs Supplied by the Crown
Promotions - Business Development	25		1,321

Police
Police –
Outputs Supplied by the Department
Investigations (5)	244		270,441

Outputs Supplied by the Department
Case Resolution and Support toJudicial Process (6)	901		61,602

Outputs Supplied by the Department
Road Safety Programme	708		228,225

Ministry of Social Development
Social Development –
Benefits and Other Unrequited Expenses
Assistance for People Requiring Care	66		5,000

Benefits and Other Unrequited Expenses
Child Disability Allowance	59		57,117

Benefits and Other Unrequited Expenses
Domestic Purposes Benefit	1,237		1,567,450

Benefits and Other Unrequited Expenses
New Zealand Superannuation	165		5,888,574

Benefits and Other Unrequited Expenses
Orphan’s/Unsupported Child’s Benefit	137		50,583

Benefits and Other Unrequited Expenses
Special Benefit	60		139,637

Capital Contributions to Other Persons or Organisations
Community Services Card Reimbursements	6		312

Veterans’ Affairs – Social Development –

Benefits and Other Unrequited Expenses
Interest Concessions Land and Buildings	1		119

Benefits and Other Unrequited Expenses
Medical Treatment	271		12,241

Treasury
Finance –
Other Expenses to be Incurred by the Crown
Loss on sale of Auckland Marinas	5,688		0

Outputs supplied by the Department by the Crown
Track Co - Purchase of rail network	7,728		47,250
	45,356	74,499	14,189,672

(5) Includes $1,361,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2004 (SR 2004/198).

(6) Includes $2,933,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2004 (SR 2004/198).

Statement of Emergency Expenditure, Expenses or Liabilities
(for the year ended 30 June 2004)

Under section 13 of the Public Finance Act 1989, if a state of national emergency is declared under the Civil Defence Act 1983 or if the Government declares an emergency because of any situation that affects the public health or safety of New Zealand, the Minister of Finance may approve expenditure of public money or incurrence of expenses or liabilities to meet such emergency or disaster whether or not an appropriation by Parliament is available for the purpose.  Once expenditure, expenses or liabilities have been incurred, the amounts that have not been appropriated must be disclosed in the annual financial statements of the Crown for the financial year and sanctioned by Parliament in an Appropriation Act.

During the year, no such emergency expenditure, expenses or liabilities were incurred.

Statement of Trust Money (as at 30 June 2004)

	As at 30 June 2003	Transfers	Contributions	Distributions		Revenue	Expenses	As at 30 June 2004
	($000)	($000)	($000)	($000)		($000)	($000)	($000)

Department
Trust Account

Agriculture and Forestry
Meat Board Levies Trust	—		66,993	(67,000)		13	—	6

Audit
South Pacific Association of Supreme Audit Institutions Trust	19		1,044	(759)				304

Child, Youth and Family Services
Children and Young Persons and Their Families Agency Trust	337		—	—		10	—	347

Conservation
Bonds/Deposits Trust	959		154	(270)		26	(3)	866
Conservation Project Trust	1,124		735	(680)		41	(3)	1,217
National Parks Trust	44		60	(69)		2	—	37
Walkways Trust	5		—	—		—	—	5
Wildlife and Reserves Trusts	662		—	(227)		23	—	458

Corrections
Prisons Trust	395		—	—		8,224	(8,150)	469

Courts (1)
Courts Trust	9,774	(7,725)	4,133	(6,182)		—	—	—
Fines Trust	11,727	(21,132)	47,369	(37,964)		—	—	—
Maori Land Court Trust	43	(43)	—	—		—	—	—
Foreign Currency Trust	5	(5)	—	—		—	—	—

Crown Law Office
Legal Claims Trust	33		—	—		764	(788)	9

Culture and Heritage
Australian Trust for Oral History Archives Trust	1,414		—	(43)		70	(2)	1,439
Dictionary of New Zealand Biography Trust	414		—	—		48	(30)	432
New Zealand Encyclopaedia Trust	1		—	—		—	—	1
New Zealand Historical Atlas Trust	34		—	—		41	(3)	72
New Zealand History Research Trust	1,495		—	(93)		28	—	1,430

Customs
Alcohol Liquor Advisory Council	534		6,971	(6,965)		6	—	546
Customs Regional Deposit/Bonds	4,182		4,510	(5,032)		133	(32)	3,770
Heavy Engineering Research Association Trust	56		748	(734)		—	—	70
Maritime Safety Authority Trust	10		13,722	(13,733)		11	—	10

Economic Development
Coal and Minerals Deposits Trust	304		6	(21)		2	—	291
Official Assignee’s Office Trust	9,247		12,266	(8,868)		558	(4,129)	9,074
Patent Co-operation Treaty Fees	84		913	(909)		11	(7)	92
Petroleum Deposits Trust	1,134		—	(116)		58	—	1,076
Proceeds of Crime Trust	1,453		3,133	(2,627)		51	(729)	1,281
Radio Frequencies Tender Trust	121		3,152	(3,028	)(9)	(105)		149

Education
Code of Practice for Providers who Enrol International Students Trust	884		—	—		5,870	(4,114)	2,640
Conferences Trust	72		—	—		376	(445)	3
Scholarship for Agricultural and Engineering Students from the Opotiki District Trust	13		—	(13)		—	—	—

Subtotal (carried forward)	46,579	(28,905)	165,909	(155,324)		16,375	(18,540)	26,094

	As at 30 June 2003	Transfers	Contributions	Distributions	Revenue	Expenses	As at 30 June 2004
	($000)	($000)	($000)	($000)	($000)	($000)	($000)
Department
Trust Account

Subtotal (brought forward)	45,579	(28,905)	165,909	(155,324)	16,375	(18,540)	26,094

Fisheries
MAF Overfishing Account Trust	6,321		5,918	(6,293)	202	—	6,148
MAFFish Forfeit Property Trust	1,835		3,367	(2,949)	79	(26)	2,306

Foreign Affairs and Trade
British Government/Tongan Parliamentary Services Trust(2)	—		26	(8)	—	—	18
Cape Roberts Project Trust	1		—	(1)	—	—	—
New Zealand/France Friendship Trust	13		9,379	—	—	—	9,379
Niue Trust(2)

Health
Health Benefits Offices Trust	1,254		—	—	2,776,725	(2,777,401)	578

Housing
Housing Tenancy Bonds Trust	147,354		102,671	(82,305)	—	—	167,720

Inland Revenue
Child Support Agency Trust Account	4,608		186,955	(190,472)	—	—	1,091
Reciprocal Child Support Agreement Trust	38		3,264	(3,204)	—	—	98

Justice
Chief Electoral Trust	—	—	2	—	—	—	2
Courts Trust (1)	—	7,725	17,656	(14,407)	—	—	10,974
Fines Trust (1)	—	21,132	148,170	(131,269)	—	—	38,033
Foreign Currency Trust (1)	—	5	—	—	—	—	5
Maori Land Court Trust (1)	—	43	—	(12)	—	—	31

Labour
Employment Relations Service Trust (3)	19		182	(196)	—	—	5
Industrial Relations Act Security of Costs Trust (3)	268		165	(214)	—	—	219
New Zealand Immigration Service Trust	4,634		5,332	(4,592)	—	—	5,374

Land Information New Zealand
Crown Forestry Licences Trust	21,523		34,539	(21,813)	1,133	—	32,382
Deposits Trust	630		1,525	(1,405)	2	—	752
Endowment Rentals Trust	6		—	(105)	130	(6)	25
Hunter Gift for the Settlement of Discharged Soldiers Trust	48		—	—	1	—	49

National Library
Macklin Bequest Fund Trust (2)	—		213	—	11	(18)	206

New Zealand Defence Force
New Zealand Defence Force Trust	—		—	—	12,078	(12,078)	—

Police
Bequests, Donations and Appeals Trust	81		145	(30)	—	—	196
Found Money Trust	68		40	(52)	—	—	56
Money in Custody Trust	1,484		300	(499)	—	—	1,285
Reparation Trust	14		44	(42)	—	—	16

Social Development
Australian Recovery Debt Trust (2)	—		222	(215)	—	—	7
Australian Dollar Reciprocal Trust	96		1,898	(1,857)	—	—	137
Maintenance Trust	192		1,773	(1,839)	—	—	9
Netherlands Recovery Debt Trust (2)	—		41	(32)	—	—	—
United Kingdom Reciprocal Pension Trust	38		—	(38)	—	—	—

Treasury
Trustee Act 1956 Trust	934		60	(130)	48	—	912

Total	238,425	—	697,939	(630,481)	2,806,838	(2,808,069)	304,652

(1)     Trust Account transferred from Department of Courts to the Ministry of Justice

(2)     New Trust account

(3)     Trust account title amended

Supplementary Information

Crown Reporting Entity as at 30 June 2004

These financial statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Child, Youth and Family Services

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Housing

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Māori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality Limited

Airways Corporation of New Zealand Limited

Asure New Zealand Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Others

Government Superannuation Fund

New Zealand Superannuation Fund

Reserve Bank of New Zealand

Crown Entities

Accident Compensation Corporation

Accounting Standards Review Board

Agriculture and Marketing Research and Development Trust

Alcohol Advisory Council of New Zealand

Animal Control Products Limited

Arts Council of New Zealand Toi Aotearoa

Asia 2000 Foundation of New Zealand

Broadcasting Commission

Broadcasting Standards Authority

Building Industry Authority

Career Services

Casino Control Authority

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Governance Board

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Fish and game councils (12)

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

The Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport Safety Authority of New Zealand

Law Commission

Leadership Development Centre Trust

Learning Media Limited

Legal Services Agency

Maritime Safety Authority of New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lotteries Commission

New Zealand Lottery Grants Board

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teacher’s Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Ngai Tahu Ancillary Claims Trust

Office of Film and Literature Classification

Pacific Islands Business Development Trust

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Quotable Value Limited

Radio New Zealand Limited

Reserve boards (26)

Residual Health Management Unit

Retirement Commissioner

Road Safety Trust

School boards of trustees (2,533)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Mangai Paho)

Te Taura Whiri I Te Reo Māori (Māori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (35)

Testing Laboratory Registration Council

Transfund New Zealand

Transit New Zealand

Transport Accident Investigation Commission

Information on Property, Plant and Equipment

This section provides supplementary information on certain assets that are contained in the Statement of Financial Position.

State Highway Network

The following map shows the state highway network. Of the total length of 10,790 kilometres, 5,889 kilometres are in the North Island and the remaining 4,901 kilometres are in the South Island.

The Crown recognises 100% (by value) of the network in the Statement of Financial Position.

National Parks, Forest Parks and Conservation Areas

The previous map shows the area covered by national parks, forest parks, conservation areas and reserves.  The areas of each are:

Hectares
National parks	1,825,768
Forest parks	1,141,954
Conservation areas	2,180,475
Reserves	1,876,513
Total Area	7,024,710

Fiordland National Park covers 1,054,446 hectares (15 % of the total area).

National Archives

The National Archives, administered by Archives New Zealand, contains historically important archives, both textual and non-textual (including maps and plans, photographic prints and negatives and artworks).  The collections held in Auckland, Wellington, Christchurch and Dunedin were completely revalued in December 2003.

Items of exceptional value held by Archives include the Declaration of Independence of the Northern Chiefs (1835), the Treaty of Waitangi (1840), the Letters Patent constituting New Zealand as a separate colony (1840), the proclamation of the Constitution Act (1853) and the Women’s Suffrage Petition (1893).

National Library Collections

The National Library’s Heritage Collections are mainly in the Alexander Turnbull Library and provide a documentary record of New Zealand’s economic, social and cultural history.  The collections, containing both published and unpublished material, include books, newspapers, manuscripts and archives, drawings and prints, scores and sound recordings and cartographic and photographic items.

The General and Schools Collections provide a knowledge base for reference and lending.  The major collections are lending and reference, microform, schools and serials.

Specialist Military Equipment

The major items of specialist military equipment included in the Statement of Financial Position are:

•                  two ANZAC class frigates, including electronic sensors for surface and air surveillance

•                  one Leander-class frigate, including electronic sensors for surface and air surveillance

•                  a fleet tanker

•                  other ships, including a hydrographic/oceanographic surveying ship, a diving tender and five inshore patrol craft

•                  six P3K Orion aircraft, equipped with sensors for conducting maritime air operations

•                  a fixed wing transport force consisting of five C130 Hercules and two Boeing 757s

•                  other aircraft, 14 Iroquois helicopters, five Sioux helicopters, and four Seasprite helicopters

•                  24 light gun howitzers

•                  12 Matra Mistral firing stations with Very Low Level Air Defence (VLLAD) capability

•                  22 Light Armoured Vehicles (NZ LAV) out of 105 to be purchased have been capitalised, and a further 29 are undergoing acceptance trials.

There are major items of specialist military equipment held by the Crown, which are included in the Statement of Financial Position at zero value as they have been devalued. These include:

•                  the air combat force, comprising the fleet of A4 Skyhawk and Air Macchi MB339 aircraft including all associated rotables, inventory and munitions

•                  one Leander-class frigate (HMNZS Wellington)

•                  77 armoured personnel carrier (APC) variants.

Information on State-Owned Enterprises and Crown Entities

Accounting Policies

The Crown’s financial interest in SOEs and Crown entities is reported in accordance with the Crown’s accounting policies.  Adjustments have been made to restate the financial position and financial performance of certain entities, as reported in their own financial statements, to a basis consistent with the Crown’s accounting policies.

The Crown has line-by-line combined all SOEs and Crown entities (except TEIs).

The Crown has equity accounted 100% of the net assets of TEIs on the basis that, in the event of disestablishment of a TEI (which is subject to a resolution of the House), 100% of the net assets revert to the Crown in the absence of a decision to transfer the assets to a new or existing institution and, in the meantime, the Crown enjoys the benefits of the provision of a higher education to the public of New Zealand.  Refer Note 13 for an explanation as to why TEIs are equity accounted.

Minority Interests

The ownership interest in Air New Zealand Limited is 80.5%.  The interest in Air New Zealand Limited is included within the total SOE information.

Balance Dates

Except for those entities listed below, all SOEs and significant Crown entities have a balance date of 30 June, and the information reported in these financial statements is for the period ended 30 June 2004:

	Balance date	Information reported to
SOEs
Asure New Zealand Limited	30 September	30 June 2004
Timberlands West Coast Limited	31 March	31 March 2004
Crown entities
School boards of trustees	31 December	31 December 2003
TEIs	31 December	30 June 2004

Financial interest in SOEs, Crown entities and Air New Zealand Limited

		30 June 2004		30 June 2003
	Total revenue $m	Attributable surplus/ (deficit) $m	Distributions to Crown $m	Attributable surplus/ (deficit) $m	Distributions to Crown $m
SOEs
Agriquality New Zealand Limited	92	3	(2)	2	—
Airways Corporation of New Zealand Limited	125	9	(12)	8	(6)
Asure New Zealand Limited	48	2	—	1	—
Electricity Corporation of New Zealand Limited	6	—	(10)	12	(5)
Genesis Power Limited	1,333	80	(25)	62	(20)
Landcorp Farming Limited	111	15	(34)	34	(20)
Meridian Energy Limited	1,308	133	(17)	111	(77)
Meteorological Service of New Zealand Limited	26	3	(1)	3	(3)
Mighty River Power Limited	599	100	(75)	116	(12)
New Zealand Post Limited	1,051	37	(18)	27	(15)
New Zealand Railways Corporation	4	1	(4)	4	—
Solid Energy New Zealand Limited	300	34	(10)	56	—
Television New Zealand Limited	—	—	—	22	(3)
Timberlands West Coast Limited	22	(5)	—	3	(1)
Transmission Holdings Limited	124	14	(10)	—	—
Transpower New Zealand Limited	541	59	(17)	23	(34)
Total State-owned Enterprises	5,690	485	(235)	484	(196)

Air New Zealand Limited(1)	3,529	187	(16)	(56)	—

Total SOEs and Air New Zealand Limited	9,219	672	(251)	428	(196)
Intra-segmental eliminations	(262)	—	—	—	—
Total per statement of segments	8,957	672	(251)	428	(196)

Crown Entities

Accident Compensation Corporation	3,096	876	—	(615)	—
Crown research institutes	535	13	—	9	(2)
District health boards (including the Residual Health Management Unit)	6,617	(71)	—	(189)	—
Earthquake Commission	473	300	—	121	—
Housing New Zealand Corporation	651	44	(26)	26	(4)
Museum of New Zealand Te Papa Tongarewa	38	(13)	—	(11)	—
New Zealand Fire Service Commission	247	13	—	10	—
Public Trust	68	—	—	—	—
School boards of trustees	3,830	58	—	47	—
Tertiary education commission	2,335	12	—	12	—
Tertiary education institutions	—	139	—	151	—
Transit New Zealand	669	222	—	166	—
Other	4,055	116	(4)	150	(12)
Total Crown Entities	22,614	1,709	(30)	(123)	(18)
Intra-segmental eliminations	(1,611)	—	—	—	—
Total per statement of segments	21,003	1,709	(30)	(123)	(18)
Total Financial Interest in SOEs, Crown
Entities and Air New Zealand Limited	29,960	2,381	(281)	305	(214)

(1)          As outlined on page 81 of the 2002 Crown financial statements, on acquisition of Air New Zealand Limited, aircraft assets were recorded at fair value. Crown accounting policy is to revalue the aircraft assets annually, whereas the treatment adopted in Air New Zealand Limited’s financial statements is to record aircraft values at the lower of carrying value or recoverable amount, the latter being defined as the higher of market value or value-in-use. Ongoing revaluation movements will impact on the result as presented under Crown accounting policies which is largely the reason the result included in the Crown financial statements differs from that published in the financial statements of Air New Zealand Limited.

	Cashflow net purchase of assets $m	Property, plant & equpment $m	Total assets $m	Total borrowings $m	Total liabilities $m	Equity at 30 June 2004 $m	Equity at 30 June 2003 $m
SOEs

Agriquality New Zealand Limited	6	12	29	—	9	20	19
Airways Corporation of New Zealand Limited	16	98	119	21	78	41	44
Asure New Zealand Limited	—	1	18	—	10	8	7
Electricity Corporation of New Zealand Limited	—	—	60	43	54	6	15
Genesis Power Limited	109	782	1,269	88	277	992	937
Landcorp Farming Limited	48	671	841	165	175	666	594
Meridian Energy Limited	195	2,981	3,545	1,335	1,744	1,801	1,721
Meteorological Service of New Zealand Limited	3	8	15	1	4	11	8
Mighty River Power Limited	47	1,369	1,513	428	627	886	861
New Zealand Post Limited	36	327	1,858	1,298	1,508	350	320
New Zealand Railways Corporation	—	—	12	—	4	8	11
Solid Energy New Zealand Limited	51	130	233	—	72	161	137
Television New Zealand Limited	—	—	—	—	—	—	375
Timberlands West Coast Limited	2	59	71	4	6	65	70
Transmission Holdings Ltd	23	134	189	65	94	95	—
Transpower New Zealand Limited	92	2,092	2,214	1,049	1,170	1,044	1,001
Total State-owned Enterprises	628	8,664	11,986	4,497	5,832	6,154	6,120

Air New Zealand Limited	174	1,717	3,349	983	2,631	718	414

Total SOEs and Air New Zealand Limited	802	10,381	15,335	5,480	8,463	6,872	6,534
Minority Interest	—	—	—	—	—	139	94
Intra-segmental eliminations	—	—	(57)	(43)	(196)	—	—
Total per statement of segments	802	10,381	15,278	5,437	8,267	7,011	6,628

Crown Entities
Accident Compensation Corporation	41	101	7,228	—	10,603	(3,375)	(4,253)
Crown research institutes	46	310	454	41	136	318	299
District health boards (including the Residual Health Management Unit)	384	3,082	3,718	1,246	2,354	1,364	1,360
Earthquake Commission	3	8	4,453	—	63	4,390	4,088
Housing New Zealand Corporation	271	10,089	10,235	1,724	1,866	8,369	5,991
Museum of New Zealand Te Papa Tongarewa	7	862	885	—	6	879	859
New Zealand Fire Service Commission	23	354	379	19	76	303	242
Public Trust	—	6	628	581	589	39	39
School boards of trustees	165	890	1,788	43	671	1,117	1,031
Television New Zealand Limited	18	114	363	—	59	304	—
Tertiary education commission	—	8	112	—	96	16	14
Tertiary education institutions	—	—	4,367	—	—	4,367	4,212
Transit New Zealand	440	13,096	13,221	—	121	13,100	12,504
Other	54	136	2,088	990	1,618	470	440
Total Crown Entities	1,452	29,056	49,919	4,644	18,258	31,661	26,826
Intra-segmental eliminations	—	(172)	(962)	(887)	(962)	—	—
Total per statement of segments	1,452	28,884	48,957	3,757	17,296	31,661	26,826
Total Financial Interest in SOEs, Crown
Entities and Air New Zealand Limited	2,254	39,265	64,235	9,194	25,563	38,672	33,454